Exhibit 10.26
SERVICING AGREEMENT

between
ALTISOURCE RESIDENTIAL, L.P.
Initial Owner
and
SERVIS ONE, INC.
D/B/A BSI FINANCIAL SERVICES
Servicer
FIXED RATE AND ADJUSTABLE RATE
MORTGAGE LOANS AND REO PROPERTIES
Dated as of January 29, 2015

TABLE OF CONTENTS
Page
ARTICLE I
DEFINITIONS

Section 1.01.	Definitions 1
ARTICLE II
OWNER’S ENGAGEMENT OF SERVICER TO PERFORM SERVICING RESPONSIBILITIES; SERVICING TRANSFER MATTERS

Section 2.01.	Servicing Transfer; Record Title and Possession of Mortgage
Servicing Files 14

Section 2.02.	Books and Records 16

Section 2.03.	Transfer of Mortgage Loans 17

Section 2.04.	Tax and Flood Service Contracts 17

Section 2.05.	Quality Control Procedures 17

Section 2.06.	Access to Information 18

Section 2.07.	Vendor Oversight 19

Section 2.08.	Section 404 Notices; Privacy Notices 20

Section 2.09.	Pending and Completed Loss Mitigation 20
ARTICLE III
REPRESENTATIONS

Section 3.01.	Representations, Warranties and Covenants of the Servicer 21

Section 3.02.	Representations, Warranties and Covenants of the Owner 22
ARTICLE IV
SERVICING OF MORTGAGE LOANS

Section 4.01.	Servicer to Act as the Servicer 23

Section 4.02.	Collection of Mortgage Loan Payments 24

Section 4.03.	Realization Upon Defaulted Mortgage Loans 24

Section 4.04.	Establishment of Custodial Accounts; Deposits in Custodial
Accounts                                26

Section 4.05.	Permitted Withdrawals From the Custodial Account 27

Section 4.06.	Establishment of Escrow Accounts; Deposits in Escrow Accounts 29

Section 4.07.	Permitted Withdrawals From Escrow Account 29

Section 4.08.	Payment of Taxes, Insurance, and Other Charges; Maintenance of
Primary Insurance Policies and LPMI Policies; Collections
Thereunder                                29

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Section 4.09.	Transfer of Accounts 31

Section 4.10.	Maintenance of Hazard Insurance 31

Section 4.11.	Maintenance of Mortgage Impairment Insurance Policy 32

Section 4.12.	Restoration and Repair 32

Section 4.13.	Fidelity Bond, Errors and Omissions Insurance 33

Section 4.14.	Title, Management and Disposition of REO Property 34

Section 4.15.	Notification of Adjustments 35

Section 4.16.	Permitted Investments 35

Section 4.17.	Government Sponsored Programs and Legislation 36

Section 4.18.	Servicing Requirements Imposed by Prior Sellers and Financing
Parties                                    37

Section 4.19.	Disaster Recovery Plan 37
ARTICLE V
PAYMENTS TO THE OWNER

Section 5.01.	Distributions 38

Section 5.02.	Statements to the Owner 38

Section 5.03.	Real Estate Owned Property and Specially Serviced Loan Reports 39

Section 5.04.	Nonrecoverability; Reimbursement of the Servicer 40

Section 5.05.	Principal and Interest Advances 40
ARTICLE VI
GENERAL SERVICING PROCEDURES

Section 6.01.	Assumption Agreements 40

Section 6.02.	Satisfaction of Mortgages and Release of Mortgage Servicing Files 41

Section 6.03.	Servicing Compensation 42

Section 6.04.	Statement of Compliance 43

Section 6.05.	Annual Independent Certified Public Accountants’ Servicing
Report                                    43

Section 6.06.	Reports of Foreclosures and Abandonment of Mortgaged Property 43

Section 6.07.	Compliance with Privacy Laws 44

Section 6.08.	Reporting 44

Section 6.09.	Fair Credit Reporting Act 45

Section 6.10.	Sanctions Lists; Suspicious Activity Reports 45
ARTICLE VII
THE SERVICER

Section 7.01.	Indemnification; Third Party Claims 45

Section 7.02.	Merger or Consolidation of the Servicer 47

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Section 7.03.	Limitation on Liability of the Servicer and Others 47

Section 7.04.	Transactions with Related Persons 48

Section 7.05.	Servicer Not to Resign 48
ARTICLE VIII
DEFAULT

Section 8.01.	Events of Default 48

Section 8.02.	Waiver of Defaults 49
ARTICLE IX
TERM; TERMINATION

Section 9.01.	Term 50

Section 9.02.	Termination 50

Section 9.03.	Termination Without Cause 50

Section 9.04.	Termination with Cause 51

Section 9.05.	Transfer Procedures 51
ARTICLE X
MISCELLANEOUS PROVISIONS

Section 10.01.	Successor to the Servicer 52

Section 10.02.	Amendment 52

Section 10.03.	GOVERNING LAW 52

Section 10.04.	Notices 53

Section 10.05.	Severability Provisions 53

Section 10.06.	Exhibits 54

Section 10.07.	General Interpretive Principles 54

Section 10.08.	Reproduction of Documents 54

Section 10.09.	Provision of Information 54

Section 10.10.	Further Assurances 55

Section 10.11.	No Solicitations 55

Section 10.12.	Financial Statements; Servicing Facilities 55

Section 10.13.	Reconstitution 55

Section 10.14.	Jurisdiction; Waiver of Jury Trial 57

Section 10.15.	Assignment by the Owner 57

Section 10.16.	Limitation on Assignment by the Servicer 57

Section 10.17.	Compliance with REMIC Provisions 58

Section 10.18.	Confidentiality 58

Section 10.19.	Counterparts 59

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EXHIBITS

EXHIBIT A	FORM OF ACKNOWLEDGEMENT AGREEMENT

EXHIBIT B	CUSTODIAL ACCOUNT LETTER AGREEMENT

EXHIBIT C	ESCROW ACCOUNT LETTER AGREEMENT

EXHIBIT D	CONTENTS OF EACH MORTGAGE SERVICING FILE

EXHIBIT E	FORM OF MONTHLY REPORT

EXHIBIT F	FORM OF POWER OF ATTORNEY

EXHIBIT G	SERVICING TRANSFER INSTRUCTIONS

EXHIBIT H	DATA TAPE FIELDS

EXHIBIT I	SERVICING CRITERIA

THIS SERVICING AGREEMENT, dated as of January 29, 2015, is by and between ALTISOURCE RESIDENTIAL, L.P., a Delaware limited partnership (as further defined herein, the “Initial Owner” and as further defined herein, an “Owner”), and SERVIS ONE, INC. D/B/A BSI FINANCIAL SERVICES, a Delaware corporation (the “Servicer”).
W I T N E S S E T H:
WHEREAS, the Initial Owner has acquired and from time to time intends to acquire nonperforming Mortgage Loans pursuant to the terms of certain mortgage loan purchase agreements between the Initial Owner (or a wholly owned trust) and certain third party sellers on a servicing-released basis;
WHEREAS, the Servicer and the Initial Owner have agreed that the Servicer shall service certain of such Mortgage Loans and REO Properties on behalf of the applicable Owner commencing on the related Servicing Transfer Date (as defined herein) and terminating on the related Transfer Date (as defined herein), and the parties hereto desire to provide the mechanics of such servicing by the Servicer;
WHEREAS, the Initial Owner and the Servicer intend to enter into an Acknowledgement Agreement at the time any mortgage loans become subject to this Agreement;
WHEREAS, the Initial Owner has transferred or intends to transfer its interest in the Mortgage Loans and its rights under this Agreement to one or more trusts at or about the time it acquires the Mortgage Loans, which trust shall be deemed to be the “Owner” under this Agreement with respect to such Mortgage Loans;
WHEREAS, the Initial Owner shall act as the administrator for each Owner and shall be authorized to act on behalf of each Owner under this Agreement; and
NOW, THEREFORE, in consideration of the mutual covenants made herein, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I

DEFINITIONS
Section 1.01.    Definitions. Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings specified in this Article:
“Acceptable Servicing Practices”: With respect to any Mortgage Loan or REO Property, those servicing, collection, resolution or disposition practices that are in all respects legal, proper and customary in the mortgage servicing industry in accordance with (a) Applicable Regulations, (b) the terms of the related Mortgage and Mortgage Note, (c) the accepted servicing practices of prudent mortgage lending institutions which service mortgage loans, defaulted mortgage loans and REO properties of the same type as such Mortgage Loan or REO Property in the jurisdiction where the related Mortgaged Property or REO Property is located, (d) any applicable forbearance plan or bankruptcy plan, and (e) the requirements of any applicable insurance policies or insurers, and in all cases without regard to:
1.    any relationship that the Servicer, any sub-servicer or any affiliate of the Servicer or any other sub-servicer may have with the related Mortgagor; or
2.    the ownership, or servicing or management for others, by the Servicer or any sub-servicer, of any other mortgage loans or property; provided, however, that such services are performed in compliance with the terms of this Agreement.
“Acknowledgment Agreement”: With respect to any Mortgage Loan Package, a servicing acknowledgment agreement, a form of which is attached as Exhibit A, which makes specific reference to this Agreement and identifies on the Mortgage Loan Schedule attached thereto the Mortgage Loans in such Mortgage Loan Package for which servicing is to be transferred to the Servicer on the applicable Servicing Transfer Date and become subject to this Agreement.  Each Acknowledgment Agreement shall be incorporated herein by reference.
“Adjustable Rate Mortgage Loan”: A Mortgage Loan that provides for the adjustment of the Mortgage Interest Rate payable in respect thereto.
“Adjustment Date”: With respect to each Adjustable Rate Mortgage Loan, the date set forth in the related Mortgage Note on which the Mortgage Interest Rate on the Adjustable Rate Mortgage Loan will be adjusted in accordance with the terms of the related Mortgage Note.
“Agreement”: This Servicing Agreement including all exhibits hereto, amendments hereof and supplements hereto.
“Ancillary Income”: Income from the Mortgage Loans which the Servicer is legally entitled to collect (exclusive of the Servicing Fee) in accordance with Acceptable Servicing Practices, including, without limitation, late charges, prepayment penalties, reconveyance fees, insufficient fund fees, assumption fees, modification fees, HAMP servicer incentive fees (or similar servicer incentive fees under other government programs), fees associated with any payoff, interest on escrow accounts (but only to the extent that Applicable Regulations or the Mortgage Loan Documents do not require that such interest be paid to the applicable Mortgagor under a Mortgage Loan), interest on the Custodial Account, and all other incidental fees with respect to the Mortgage Loans. The Servicer shall be entitled to the Ancillary Income, other than prepayment penalties, which are payable to the Owner.
“Annual Statement of Compliance”: Shall have the meaning set forth in Section 6.04.
“Annual Independent Certified Public Accountants’ Servicing Report”: Shall have the meaning set forth in Section 6.05.
“Applicable Regulations”: As to any Mortgage Loan, all federal, state and local laws, statutes, rules and regulations applicable thereto, including without limitation the     applicable rules and regulations of the CFPB.
“Assignment of Mortgage”: An individual assignment of the Mortgage, notice of transfer or equivalent instrument to give record notice of the sale of the Mortgage to the Owner, if required.
“BCP”: Shall have the meaning set forth in Section 4.19.
“Boarding Fee”: For each Mortgage Loan, if applicable, the amount set forth on the Fee Letter. For the avoidance of doubt, a Boarding Fee shall not be payable if the Mortgage Loan is already boarded with the Servicer as of the date of the related Acknowledgment Agreement.
“Business Day”: Any day other than a Saturday, a Sunday or a day on which banking or savings and loan institutions in the State of New York, or the State in which the servicing operations of the Servicer are located are authorized or obligated by law or executive order to be closed.
“CFPB”: The Consumer Financial Protection Bureau, an independent federal agency operating as part of the United States Federal Reserve System.
“Code”: The Internal Revenue Code of 1986, as amended.
“Commission”: The United States Securities and Exchange Commission.
“Condemnation Proceeds”: All awards or settlements in respect of a taking of a Mortgaged Property or REO Property by exercise of the power of eminent domain or condemnation.
“Consumer Information”: Any personally identifiable information in any form (written, electronic or otherwise) relating to a Mortgagor, including, but not limited to: a Mortgagor’s name, address, telephone number, Mortgage Loan number, Mortgage Loan payment history, delinquency status, insurance carrier or payment information, tax amount or payment information; the fact that the Mortgagor has a relationship with the Servicer, the Owner or the originator of the related Mortgage Loan; and any other non-public personally identifiable information (including any "nonpublic personal information" of the "customers" and "consumers" as those terms are defined in the GLBA).
“Custodial Account”: The separate account or accounts created and maintained pursuant to Section 4.04.
“Custodial Agreement”: With respect to any Mortgage Loan, the agreement governing the retention on behalf of the related Owner of the originals of the related Mortgage Note, Mortgage, Assignment of Mortgage and each other Mortgage Loan Document.
“Custodian”: With respect to any Custodial Agreement, the custodian thereunder or its successor in interest or permitted assign, or any successor to the Custodian under the Custodial Agreement, as therein provided.
“Cut-off Date”: With respect to each Mortgage Loan, the date set forth in the applicable Acknowledgement Agreement, which shall be the applicable Servicing Transfer Date in the case of Mortgage Loans that were owned by the related Owner prior to such Servicing Transfer Date.
“Deboarding Fee”: With respect to each Mortgage Loan, if applicable, the amount set forth on the Fee Letter, which amount shall be payable to the Servicer in the event the Servicer is terminated without cause pursuant to this Agreement. For the avoidance of doubt, a Deboarding Fee is not payable in connection a liquidation of a Mortgage Loan (other than a payoff in full) or the liquidation or transfer of an REO Property.
“Depositor”: With respect to any Securitization Transaction, the Person identified in writing to the Servicer by the Owner as depositor for such Securitization Transaction.
“Determination Date”: The last day of each calendar month preceding a Remittance Date.
“Due Date”: The day of the month on which each Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.
“Eligible Account”: Either (a) a segregated account or accounts maintained with an institution whose deposits are insured by the FDIC, the unsecured and uncollateralized short term debt obligations of which (or, in the case of a depository institution or trust company that is the principal subsidiary of a holding company, the short-term unsecured obligations of such holding company) institution shall be rated “A-1” or higher by Standard & Poor’s Ratings Group and “P-1” or higher by Moody’s Investors Service, Inc., or (b) a segregated trust account or accounts maintained with the trust department of a federal or state chartered depository institution, having capital and surplus of not less than $100,000,000, acting in its fiduciary capacity. Eligible Accounts may bear interest.
“Environmental Problem Property”: A Mortgaged Property or REO Property that is in violation of any environmental law, rule or regulation.
“Escrow Account”: The separate trust account or accounts created and maintained pursuant to Section 4.06.
“Escrow Payments”: The amounts constituting ground rents, taxes, assessments, water charges, mortgage insurance premiums, fire and hazard insurance premiums and other payments required to be escrowed by a Mortgagor with a Mortgagee pursuant to the terms of any Mortgage Loan.
“Event of Default”: Any one of the conditions or circumstances enumerated in Section 8.01.
“Exchange Act”: The Securities Exchange Act of 1934, as amended.
“Fannie Mae”: Fannie Mae, or any successor organization.
“FDIC”: The Federal Deposit Insurance Corporation or any successor organization.
“Fee Letter”: The fee letter between the Servicer and the Initial Owner setting forth the Servicing Fees and other fees and expenses payable to the Servicer for providing services under this Agreement, as the same may be amended, modified, supplemented from time to time by the Parties.
“Fidelity Bond”: A fidelity bond to be maintained by the Servicer pursuant to Section 4.13.
“Financing Party”: With respect to any Mortgage Loan, a Person that provides financing to the Owner with respect to such Mortgage Loan.
“First Mortgage Loan”: A Mortgage Loan that is secured by a first lien on the Mortgaged Property.
“Fixed Rate Mortgage Loan”: A Mortgage Loan wherein the Mortgage Interest Rate set forth in the Mortgage Note is fixed for the term of such Mortgage Loan.
“Freddie Mac”: Freddie Mac, or any successor organization.
“GLBA”: The Gramm-Leach-Bliley Act of 1999, as amended, modified, or supplemented from time to time, and any successor statute, and all rules and regulations issued or promulgated in connection therewith.
“HAMP”: The Home Affordability Modification Program implemented by the U.S. Department of Treasury.
“HUD”: The United States Department of Housing and Urban Development, or any successor thereto.
“Initial Owner”: Altisource Residential, L.P. and its successors.
“Investment Account”: As defined in Section 4.16.
“Lender Paid Mortgage Insurance Policy” or “LPMI Policy”: A policy of mortgage guaranty insurance issued by a Mortgage Insurer in which the Owner or the Servicer of the Mortgage Loan is responsible for the premiums associated with such mortgage insurance policy.
“LPMI Policy Proceeds”: Proceeds of any Lender Paid Mortgage Insurance Policy.
“Liquidation Proceeds”: Amounts, other than Primary Insurance Proceeds, LPMI Policy Proceeds, Condemnation Proceeds and Other Insurance Proceeds, received by the Servicer in connection with the liquidation of a defaulted Mortgage Loan through trustee’s sale, foreclosure sale, sale of the Mortgaged Property or otherwise, other than amounts received following the acquisition of an REO Property pursuant to Section 4.14.
“Master Servicer”: With respect to any Securitization Transaction, the “master servicer,” if any, specified by the Owner and identified in the related transaction documents.
“MERS”: Mortgage Electronic Registration System, Inc., a corporation organized and existing under the laws of the State of Delaware, or any successor thereto.
“MERS Designated Mortgage Loan”: A Mortgage Loan for which (a) the Servicer has designated or will designate MERS as, and has taken or will take such action as is necessary to cause MERS to be, the mortgagee of record, as nominee for the Owner, in accordance with MERS Procedure Manual and (b) the Servicer has designated or will designate the Owner as the Investor on the MERS System.
“MERS Event”: The occurrence of any of the following events: (a) an appellate court of competent jurisdiction in a particular state rules that MERS is not an appropriate, permissible or authorized system for transferring ownership of Mortgage Loans in that state; or (b) (i) a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against MERS, and such decree or order shall have remained in force undischarged or unstayed for a period of sixty (60) days; or (ii) MERS shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities, voluntary liquidation or similar proceedings of or relating to MERS or of or relating to all or substantially all of its property; or (iii) MERS shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors or voluntarily suspend payment of its obligations. With respect to the event described in clause (a), a MERS Event will be deemed to have occurred with respect to all Mortgage Loans in the related state, and with respect to any of the events described in clause (b), a MERS Event will be deemed to have occurred with respect to all of the Mortgage Loans.
“MERS Procedures Manual”: The MERS Procedures Manual, as it may be amended, supplemented or otherwise modified from time to time.
“MERS System”: MERS mortgage electronic registry system, as more particularly described in the MERS Procedures Manual.
“Monthly Payment”: The scheduled monthly payment of principal and interest on a Mortgage Loan which is payable by a Mortgagor under the related Mortgage Note as modified pursuant to any forbearance plan or bankruptcy plan agreement.
“Monthly Report”: A monthly report substantially in the form of Exhibit E hereto.
“Moody’s”: Moody’s Investors Service, Inc.
“Mortgage”: The mortgage, deed of trust or other instrument creating a first or second lien on Mortgaged Property securing the Mortgage Note.
“Mortgage Impairment Insurance Policy”: A mortgage impairment or blanket hazard insurance policy as described in Section 4.11.
“Mortgage Insurer”: Any issuer of private mortgage insurance.
“Mortgage Interest Rate”: With respect to each Fixed Rate Mortgage Loan, the fixed annual rate of interest provided for in the related Mortgage Note and, with respect to each Adjustable Rate Mortgage Loan, the annual rate that interest accrues on such Adjustable Rate Mortgage Loan from time to time in accordance with the provisions of the related Mortgage Note, which rate, as of the Cut-off Date, shall be the rate set forth in the related Mortgage Loan Schedule as the Mortgage Interest Rate.
“Mortgage Loan”: An individual residential mortgage loan included in a Mortgage Loan Package and identified on the Mortgage Loan Schedule attached to the related Acknowledgement Agreement, but excluding any individual mortgage loans removed from the mortgage loans being serviced hereunder pursuant to the terms of this Agreement.
“Mortgage Loan Documents”: With respect to each Mortgage Loan, the documents delivered to the related Custodian pursuant to the related Custodial Agreement.
“Mortgage Loan Package”: One or more residential mortgage loans owned by an Owner and made subject to this Agreement on any given Servicing Transfer Date, as identified on the Mortgage Loan Schedule attached to the related Acknowledgment Agreement.
“Mortgage Loan Purchase Agreement”: With respect to any Mortgage Loan, the agreement pursuant to which the Initial Owner (or other Owner) acquired such Mortgage Loan.
“Mortgage Loan Schedule”: The list of Mortgage Loans subject to this Agreement and identified on the schedule attached to the related Acknowledgment Agreement.
“Mortgage Note”: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.
“Mortgaged Property”: A fee simple interest in, or a leasehold estate with respect to, real properties located in jurisdictions in which the use of leasehold estates for residential properties is a widely accepted practice, the real property (including all improvements, buildings, fixtures, building equipment and personal property thereon and all additions, alterations and replacements made at any time with respect to the foregoing) and all other collateral securing repayment of the debt evidenced by a Mortgage Note.
“Mortgage Servicing File”: The documents pertaining to each Mortgage Loan referred to on Exhibit D attached hereto, to the extent available, which are delivered in physical or electronic format to the Servicer in connection with the servicing of the Mortgage Loans, as well as any documents and information accumulated by Servicer in its role as servicer.
“Mortgagee”: The mortgagee or beneficiary named in the related Mortgage and the successors and assigns of such mortgagee or beneficiary.
“Mortgagor”: The obligor on a Mortgage Note, the owner of the Mortgaged Property and the grantor or mortgagor named in the related Mortgage and such grantor’s or mortgagor’s successors in title to the Mortgaged Property.
“Net Investment Earnings”: With respect to any Custodial Account or Escrow Account, for any period from any Remittance Date to the immediately succeeding Remittance Date, the amount, if any, by which the aggregate of all interest and other income realized during such period on funds held in such account, exceeds the aggregate of all losses, if any, incurred during such period in connection with the investment of such funds in accordance with Section 4.16. Such losses shall include, and the Servicer shall be responsible for, any shortfalls in any Custodial Account or Escrow Account caused by a late payment on a Permitted Investment.
“Net Investment Loss”: With respect to any Custodial Account or Escrow Account, for any period from any Remittance Date to the immediately succeeding Remittance Date, the amount by which the aggregate of all losses, if any, incurred during such period in connection with the investment of funds held in such account in accordance with Section 4.16, exceeds the aggregate of all interest and other income realized during such period on such funds. Such losses shall include, and the Servicer shall be responsible for, any shortfalls in any Custodial Account or Escrow Account caused by a late payment on a Permitted Investment.
“Nonrecoverable Servicing Advance”: Any Servicing Advance previously made or proposed to be made in respect of a Mortgage Loan or REO Property that, in the reasonable business judgment of the Servicer, will not, or, in the case of a proposed Servicing Advance, would not be, ultimately recoverable from related late payments, Other Insurance Proceeds, Primary Insurance Proceeds, LPMI Policy Proceeds, Condemnation Proceeds or Liquidation Proceeds on such Mortgage Loan or REO Property as provided herein.
“Officer’s Certificate”: A certificate signed by a Servicing Officer and delivered to the Owner as required by this Agreement.
“Other Insurance Proceeds”: Proceeds of any title policy, hazard policy or other insurance policy covering a Mortgage Loan, other than the Primary Insurance Proceeds or LPMI Policy Proceeds, if any, to the extent such proceeds are not to be applied to the restoration of the related Mortgaged Property or released to the Mortgagor in accordance with the procedures that the Servicer would follow in servicing mortgage loans held for its own account.
“Owner”: With respect to any Mortgage Loan, the Initial Owner or the entity designated on the related Mortgage Loan Schedule or otherwise designated in writing by the Initial Owner to the Servicer, and any Person who assumes the obligations of the Owner hereunder with respect to one or more Mortgage Loans in accordance with the terms of this Agreement.
“Owner Instructions”: Any written instructions, guidelines or policies regarding the servicing of the Mortgage Loans provided by the Owner to the Servicer.
“Party”: Each of the Owner and the Servicer.
“Permitted Investments”: Any one or more of the following obligations or securities having the required ratings, if any, provided for in this definition and which provides for a date of maturity as set forth in Section 4.16:
(i)    direct obligations of, or obligations fully guaranteed as to timely payment of principal and interest by, the United States or any agency or instrumentality thereof, provided such obligations are backed by the full faith and credit of the United States;
(ii)    (A) demand and time deposits in, certificates of deposit of, bankers’ acceptances issued by or federal funds sold by any depository institution or trust company (including the Trustee or its agent acting in their respective commercial capacities) incorporated under the laws of the United States of America or any state thereof and subject to supervision and examination by federal and/or state authorities, so long as, at the time of such investment or contractual commitment providing for such investment, such depository institution or trust company (or, if the only Rating Agency is S&P, in the case of the principal depository institution in a depository institution holding company, debt obligations of the depository institution holding company) or its ultimate parent has a short-term uninsured debt rating of P-1 and A-1 from Moody’s and S&P, respectively, and provided that each such investment has an original maturity of no more than 365 days; and provided further that, if the only Rating Agency is S&P and if the depository or trust company is a principal subsidiary of a bank holding company and the debt obligations of such subsidiary are not separately rated, the applicable rating shall be that of the bank holding company; and (B) any other demand or time deposit or deposit which is fully insured by the FDIC;
(iii)    repurchase obligations with a term not to exceed thirty (30) days with respect to any security described in clause (i) above and entered into with a depository institution or trust company (acting as principal) rated A-1 or higher by S&P and A2 or higher by Moody’s; provided, however, that collateral transferred pursuant to such repurchase obligation must be of the type described in clause (i) above and must (A) be valued daily at current market prices plus accrued interest, (B) pursuant to such valuation, be equal, at all times, to 105% of the cash transferred in exchange for such collateral and (C) be delivered in such a manner as to accomplish perfection of a security interest in the collateral by possession of certificated securities;
(iv)    securities bearing interest or sold at a discount that are issued by any corporation incorporated under the laws of the United States of America or any state thereof and that are rated by each Rating Agency that rates such securities in its highest long-term unsecured rating categories at the time of such investment or contractual commitment providing for such investment;
(v)    commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than thirty (30) days after the date of acquisition thereof) that is rated by each Rating Agency that rates such securities in its highest short-term unsecured debt rating available at the time of such investment;
(vi)    units of money market funds that are rated in the highest rating category by S&P or Moody’s; and
(vii)    if previously confirmed in writing to the Owner, any other demand, money market or time deposit, or any other obligation, security or investment, as may be acceptable to the Rating Agencies as a permitted investment of funds backing securities rated in the highest rating category of such Rating Agencies;
provided, however, that in each case (a) if the investment is rated by S&P, it shall not have an “r” highlighter affixed to its rating, (b) it shall have a predetermined fixed dollar of principal due at maturity that cannot vary or change and (c) any such investment that provides for a variable rate of interest must have an interest rate that is tied to a single interest rate index plus a fixed spread, if any, and move proportionately with such index; and provided, further, however, that no such instrument shall be a Permitted Investment (i) if both principal and interest payments derived from obligations underlying such instrument and the principal and interest payments with respect to such instrument provide a yield to maturity at the time of acquisition of greater than 120% of the yield to maturity at par of such underlying obligations or (ii) if such instrument may be redeemed at a price below the purchase price. Permitted Investments that are subject to prepayment or call may not be purchased at a price in excess of par.
“Person”: Any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, limited partnership, government or any agency or political subdivision thereof.
“Primary Insurance Policy”: Each policy of primary guaranty of mortgage insurance issued by a Qualified Insurer in effect with respect to any Mortgage Loan, or any replacement policy therefor obtained by the Servicer pursuant to Section 4.08.
“Primary Insurance Proceeds”: Proceeds of any Primary Insurance Policy.
“Prime Rate”: The prime rate announced to be in effect from time to time, as published as the average rate in The Wall Street Journal.
“Principal Prepayment”: Any payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date, which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment and which reduces the Unpaid Principal Balance of such Mortgage Loans.
“Privacy Laws”: As defined in Section 6.07.
“Qualified Insurer”: Any insurance company acceptable to Fannie Mae or Freddie Mac.
“Rating Agency”: Any one of Fitch, Inc., Moody’s or S&P.
“Reconstitution”: The actions required by Section 10.13 in connection with any Securitization Transaction or Whole Loan Transfer.
“Reconstitution Agreement”: The agreement or agreements entered into by the Servicer and the Owner and/or certain third parties on the Reconstitution Date or Dates with respect to any or all of the Mortgage Loans serviced hereunder, in connection with a Whole Loan Transfer or a Securitization Transaction as provided in Section 10.13.
“Reconstitution Date”: The date or dates on which any or all of the Mortgage Loans subject to this Agreement shall be removed from this Agreement and reconstituted as part of a Whole Loan Transfer or Securitization Transaction pursuant to Section 10.13.
“Refinanced Mortgage Loan”: A Mortgage Loan which was made to a Mortgagor who owned the Mortgaged Property prior to the origination of such Mortgage Loan.
“Regulation AB”: Subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in (a) the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,631 (Jan. 7, 2005)), (b) the adopting release (Asset-Backed Securities, Securities Act Release Nos. 33-9638 and 34-72982, 79 Fed. Reg. 57,183,57,346 (September 24, 2014)), or (c) by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.
“REMIC”: A “real estate mortgage investment conduit” within the meaning of Section 860D of the Code.
“REMIC Provisions”: Provisions of the federal income tax law relating to REMICs, which appear in Sections 860A through 860G of the Code, and related provisions, and proposed, temporary and final regulations and published rulings, notices and announcements promulgated thereunder, as the foregoing may be in effect from time to time.
“Remittance Date”: The tenth (10th) day of each month, and if such day is not a Business Day, the immediately following Business Day.
“REO Disposition”: The final sale by the Servicer of any REO Property.
“REO Property”: As of any Determination Date for the purpose of calculating the relevant Servicing Fee, and the actual date of acquisition of title for all other purposes: any Mortgaged Property that was subject to a Mortgage Loan, after the Mortgaged Property has been acquired on behalf of the Owner pursuant to this Agreement through foreclosure or similar proceedings, acceptance of deed-in-lieu of foreclosure, acquisition of title in lieu of foreclosure or the acquisition of title by operation of law.
“Reporting Date”: The fifth (5th) day of each month, and if such day is not a Business Day, the immediately following Business Day.
“S&P”: Standard and Poor’s Ratings Services, a Standard & Poor’s Financial Services business.
“Sanctions Lists”: The economic sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control.
“Section 404 Notice”: The notice required pursuant to Section 404 of the Helping Families Save Their Homes Act of 2009 (P.L. 111-22), which amends 15 U.S.C. Section 1641 et seq., the form of which shall be provided by the Owner.
“Securities Act”: The Securities Act of 1933, as amended.
“Securitization Transaction”: Any transaction involving either (a) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly by the Servicer to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities or (b) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.
“Servicer”: Servis One, Inc. d/b/a BSI Financial Services, a Delaware corporation, its successors in interest, and any successor servicer under this Agreement appointed as herein provided.
“Servicer Information”: As defined in Section 10.13.
“Servicing Advances”: All customary, reasonable and necessary “out of pocket” costs and expenses incurred by the Servicer in the performance of its servicing obligations, including, but not limited to, the cost of (i) the preservation, restoration and protection of the Mortgaged Property and the REO Property, (ii) any enforcement or judicial proceedings, including foreclosures, (iii) the management and liquidation of any REO Property, (iv) performance of the obligations under Sections 2.03, 2.04, 4.03, 4.08 and, only to the extent related to the costs associated with recording instruments of satisfaction, 6.02, (v) any amounts associated with third party credit counseling for a Mortgagor and (vi) any amounts required to be reimbursed to a Mortgagor upon a Principal Prepayment on a related Mortgage Loan for prepaid points, finance charges, fees and any other amounts pursuant to Applicable Regulations. Servicing Advances also include any reasonable “out-of‑pocket” costs and expenses (including legal fees) incurred by the Servicer in connection with executing and recording instruments of satisfaction, deeds of reconveyance or Assignments of Mortgage in connection with any satisfaction or foreclosures in respect of any Mortgage Loan to the extent not recovered from the Mortgagor or otherwise payable under this Agreement and obtaining or correcting any legal documentation required to be included in the Mortgage Files and necessary for the Servicer to perform its obligations under this Agreement, including correcting any outstanding title issues (i.e., any lien or encumbrance on the Mortgaged Property that prevents the effective enforcement of the intended lien position). The Servicer shall not be required to make any Nonrecoverable Servicing Advances.
“Servicing Criteria”: The “servicing criteria” set forth in Item 1122(d) of Regulation AB for which the Servicer or a Subservicer, as applicable, is responsible in its capacity as servicer as identified on a certification substantially in the form of Exhibit I hereto; provided, that such certification may be amended from time to time to reflect changes in Regulation AB.
“Servicing Fee”: With respect to each Mortgage Loan, the servicing fees payable to the Servicer as set forth on the Fee Letter.
“Servicing Officer”: With respect to the Servicer, any authorized individual that is involved in, or responsible for, the administration and servicing of the Mortgage Loans whose name appears on a list of servicing officers furnished by the Servicer to the Owner as of the date hereof, as such list may from time to time be amended.
“Servicing Transfer Costs”: All reasonable costs and expenses incurred in connection with the transfer of servicing to a successor servicer, including, without limitation, any reasonable costs or expenses associated with the complete transfer of all servicing data and the completion, correction or manipulation of such servicing data as may be required by the Owner or a successor servicer to correct any errors or insufficiencies in the servicing data or otherwise enable the Owner or successor servicer to service the Mortgage Loans properly and effectively, all costs and expenses incurred in connection with the transfer and delivery of the Mortgage Loans, if applicable, including without limitation recording fees, fees for title policy endorsements and continuations, fees for the preparation, delivery, tracking and recording of Assignments of Mortgages or any MERS transfer related costs related to a transfer of servicing and all costs associated with the transfer of (or, if not transferable to a successor servicer, the purchase of) tax service contracts and flood certification contracts and any expenses related to the transfer of the servicing related to the Mortgage Loans.
“Servicing Transfer Date”: With respect to each Mortgage Loan, the date reflected in the related Acknowledgement Agreement on which the Owner transfers the servicing of such Mortgage Loan to the Servicer or, to the extent servicing of such Mortgage Loan was previously transferred by the prior servicer to the Servicer prior to the Owner becoming owner of such Mortgage Loan, the Servicing Transfer Date shall be deemed to be the date reflected in the related Acknowledgement Agreement that the Servicer and the Owner agree shall be the date that such Mortgage Loan becomes subject to this Agreement.
“Servicing Transfer Instructions”: The servicing transfer instructions set forth in Exhibit G attached hereto, which may be modified from time to time by mutual agreement of the Parties.
“Sponsor”: With respect to any Securitization Transaction, the Person identified in writing to the Servicer by the Owner as sponsor for such Securitization Transaction.
“Subcontractor”: Any vendor, subcontractor or other Person that is not responsible for the overall servicing (as “servicing” is commonly understood by participants in the mortgage-backed securities market) of Mortgage Loans but performs one or more discrete functions identified in Item l122(d) of Regulation AB with respect to Mortgage Loans under the direction or authority of the Servicer or a Subservicer.
“Subservicer”: Any Person that services Mortgage Loans on behalf of the Servicer or any Subservicer and is responsible for the performance (whether directly or through Subservicers or Subcontractors) of a substantial portion of the material servicing functions identified in Item 1122(d) of Regulation AB that are required to be performed by the Servicer under this Agreement or any Reconstitution Agreement.
“Termination Fee”: With respect to any Mortgage Loan, if applicable, the amount set forth on the Fee Letter, which amount shall be payable to the Servicer in the event the Owner elects to terminate this Agreement with respect to all the Mortgage Loans without cause pursuant Section 9.01(a) during the twelve (12) month period following the date of this Agreement.
“Third Party Servicing Requirements”: Shall have the meaning assigned to such term in Section 4.18.
“Transfer Date”: With respect to each Mortgage Loan or REO Property, the date designated by the Owner in a writing delivered to the Servicer, which date shall not be earlier than thirty (30) days after the Servicer’s receipt of such written notice, on which the Servicer transfers the servicing responsibilities of such Mortgage Loan or REO Property to the Owner or its designee.
“Unpaid Principal Balance”: As to each Mortgage Loan on any date of determination, the unpaid principal balance of the Mortgage Loan.
“Vendor”: Any third-party subservicer, subcontractor, vendor, agent or other service provider utilized by the Servicer in connection with the servicing of the Mortgage Loans.
“Whole Loan Transfer”: Any sale or transfer of some or all of the Mortgage Loans by the Owner to a third party, which sale or transfer is not a Securitization Transaction.
ARTICLE II

OWNER’S ENGAGEMENT OF SERVICER TO PERFORM SERVICING RESPONSIBILITIES; SERVICING TRANSFER MATTERS
Section 2.01.    Servicing Transfer; Record Title and Possession of Mortgage Servicing Files. The Owner shall notify the Servicer not less than twenty (20) calendar days prior to any proposed Servicing Transfer Date that it desires to have the Servicer service the Mortgage Loans in the related Mortgage Loan Package pursuant to the terms of this Agreement and shall forward to the Servicer the related Acknowledgement Agreement and a computer readable electronic transmission of the related Mortgage Loan Schedule, containing the information specified in Exhibit H to the extent available; provided, however, that such data tapes are not required to be delivered with respect to any Mortgage Loan the Servicer is servicing as of the date of such Acknowledgment Agreement. In the event that the Servicer elects not to service such mortgage loans pursuant to the terms hereof, the Servicer shall advise the Owner in writing of such election within two (2) Business Days of receipt of the foregoing notice from the Owner. Otherwise, the Servicer shall countersign and return the Acknowledgment Agreement to the Owner within three (3) calendar days of receipt thereof and each Mortgage Loan in the related Mortgage Loan Package shall be subject to this Agreement as of the related Servicing Transfer Date. Within five (5) Business Days of each Servicing Transfer Date, the Owner shall pay to the Servicer, in immediately available funds wired to an account designed by the Owner, the Boarding Fee attributable to each Mortgage Loan transferred to the Servicer on such Servicing Transfer Date, unless the Servicer was servicing such Mortgage Loan as of the date of the related Acknowledgment Agreement.
With respect to each Mortgage Loan to be serviced hereunder, the Owner shall use commercially reasonable efforts to cause the prior servicer to comply with the Servicing Transfer Instructions in all material respects and shall cause the prior servicer to deliver to the Servicer the Mortgage Servicing File for each related Mortgage Loan not later than five (5) Business Days after the Servicing Transfer Date. Any fees and expenses incurred in transferring the Mortgage Servicing File to the Servicer shall be the obligation of the Owner. In the event that the Mortgage Servicing File fails to contain all of those items set forth in Exhibit D hereof on the date on which the Mortgage Servicing File is required to be delivered to the Servicer which are necessary to service the related Mortgage Loans, the Servicer shall notify the Owner, and the Owner shall use reasonable efforts, at the Owner’s expense, to cause to be delivered promptly to the Servicer any necessary missing documents therefrom, or, upon the request of the Owner and at the Owner’s expense, the Servicer may, for a fee acceptable to the Owner, undertake to obtain any missing documents therefrom. Notwithstanding anything to the contrary contained in this Agreement or otherwise, the Servicer shall have no liability for any breach of this Agreement resulting directly from the Owner’s failure to deliver to the Servicer, or the Servicer’s failure to receive, the complete Mortgage Servicing File for each Mortgage Loan, including but not limited to those items listed on Exhibit D, to the extent that any such documents are required to service the Mortgage Loans in accordance with the terms of this Agreement or any Reconstitution Agreement and the Servicer has provided the Owner with notice of any such missing documents. In the event the Servicer notifies the Owner that it is reasonably necessary to correct or cure any title or document defects prior to or following a Reconstitution with respect to a Mortgage Loan, in order for the Servicer to properly service such Mortgage Loan in accordance with this Agreement, the Owner shall either (i) cause, at its expense, a third party vendor to correct or cure such defects or (ii) direct the Servicer to do so and shall reimburse the Servicer for its reasonable costs incurred in connection with such correction or cure within thirty (30) days following the receipt of an invoice from the Servicer evidencing such cost.
With respect to each Mortgage Loan to be serviced hereunder, the Owner will use reasonable efforts to cause all funds, if any, in any escrow or custodial account kept by the prior servicer to be transferred to the Servicer not later than the Business Day following the Servicing Transfer Date. In the event that such funds are not delivered to the Servicer within three (3) Business Day following the Servicing Transfer Date, the Servicer will notify the Owner, and, notwithstanding anything to the contrary contained in this Agreement or otherwise, the Servicer shall have no liability for any breach of this Agreement resulting, directly or indirectly, from the Owner’s failure to deliver to the Servicer by such date all of such funds with respect to each Mortgage Loan. Notwithstanding any provision in this Agreement to the contrary, this paragraph shall not be applicable with respect to any Mortgage Loans to the extent (a) servicing of such Mortgage Loans was previously transferred by the prior servicer to the Servicer prior to the Owner becoming owner of such Mortgage Loans and (b) the Servicer was servicing such Mortgage Loan as of the date of the applicable Acknowledgment Agreement.
The Owner and the Servicer agree to cooperate with respect to all reasonable requests made by either such party to the other in connection with the transfer of servicing to the Servicer pursuant to this Agreement. For the avoidance of doubt, any transfer of servicing of the mortgage loans to the Servicer under this Agreement shall be on a subservicing basis and the Owner shall retain full and complete ownership of the related Servicing Rights with respect to the Mortgage Loans.
The Servicer shall comply with all Applicable Regulations with respect to servicing transfers. In addition, the Servicer shall comply with the CFPB’s rules and/or guidelines with respect to servicing transfers, including without limitation its Bulletin 2014-1 issued on August 19, 2014. The Servicer and the Owner shall provide all reasonable cooperation and assistance as may be requested by the other party in connection with compliance with such rules and/or guidelines. The Servicer and the Owner shall cooperate after the applicable Servicing Transfer Date to promptly resolve all customer complaints, disputes and inquiries related to activities that occurred prior to such transfer date or in connection with the transfer of servicing.
Record title to the Mortgage Loans shall be retained by the Owner or its designee, and possession of any Mortgage Servicing Files delivered to the Servicer shall be held in trust for the Owner as the owner thereof, for the sole purpose of servicing the Mortgage Loans. The ownership of each Mortgage Loan, including the Mortgage Note, the Mortgage, the Mortgage Loan Documents, the contents of the related Mortgage Servicing File and all rights, benefits, proceeds and obligations arising therefrom or in connection therewith, is vested in the Owner. All rights arising out of the Mortgage Loans including, but not limited to, all funds received on or in connection with the Mortgage Loans and all records or documents with respect to the Mortgage Loans prepared by or which come into the possession of the Servicer shall be received and held by the Servicer in trust for the benefit of the Owner as the owner of the Mortgage Loans. Any portion of the Mortgage Servicing Files held by the Servicer shall be segregated from the other books and records of the Servicer and shall be appropriately marked to clearly reflect the ownership of the Mortgage Loans by the Owner. The Servicer shall release its custody of the contents of the Mortgage Servicing Files only in accordance with written instructions of the Owner, except when such release is required as incidental to the Servicer’s servicing of the Mortgage Loans. Except as provided herein, the original Mortgage Loan Documents for each Mortgage Loan shall be retained by the Custodian pursuant to the Custodial Agreement. Any fees and expenses of the Custodian shall not be payable by the Servicer.
In the event the Servicer’s membership in MERS is terminated for any reason and any of the Mortgage Loans then serviced by the Servicer are MERS Designated Mortgage Loans, the Servicer shall, upon the Owner’s request and at Servicer’s own expense (without reimbursement), prepare and cause MERS to execute and deliver an Assignment of Mortgage in recordable form to transfer the Mortgage from MERS to the Owner or its designee and to execute and deliver such other notices, documents and other instruments as may be necessary or desirable to effect a transfer of such Mortgage Loan.
The Servicer shall provide the Owner with prompt written notice regarding the occurrence of a MERS Event. The Servicer shall, upon receipt of Owner’s written instructions and at the Owner’s expense, promptly deregister and prepare and submit an assignment to remove from the MERS System each MERS Designated Mortgage Loan that is subject to a MERS Event within fifteen (15) Business Days of the Servicer’s receipt of the Owner’s consent. The Servicer shall notify the Owner upon the removal of a MERS Designated Mortgage Loan from the MERS System.
Section 2.02.    Books and Records. The Servicer shall be responsible for maintaining, and shall maintain, a complete set of books and records for the Mortgage Loans which shall be clearly marked to reflect the ownership of the Mortgage Loans by the Owner.
The Owner and its agents may, from time to time and at the Owner’s cost and expense, upon reasonable prior notice, inspect any of the Servicer’s books and records pertaining to this Agreement, including without limitation all Mortgage Servicing Files, at reasonable times during the Servicer’s normal business hours at the Servicer’s offices.
Section 2.03.    Transfer of Mortgage Loans. The Owner shall have the right, without the consent of the Servicer, to assign its interest under this Agreement with respect to the Mortgage Loans, and designate any Person to exercise any rights of the Owner hereunder, and the assignee or designee shall accede to the rights and obligations hereunder of the Owner with respect to such Mortgage Loans. All references to the Owner shall be deemed to include its assignee or designee. The Servicer shall not be responsible for the preparation or recording of mortgage assignments or financing statement amendments in connection with such assignments; provided, however, that in the event the Servicer agrees to record any mortgage assignment or financing statement, any expense, including the fees of third party service providers, incurred by the Servicer in connection with the recordation of mortgage assignments shall be reimbursable as a Servicing Advance.
The Servicer shall keep at its servicing office books and records in which, subject to such reasonable regulations as the Servicer may prescribe, the Servicer shall note transfers of Mortgage Loans. For the purposes of this Agreement, the Servicer shall be under no obligation to deal with any Person with respect to this Agreement or the Mortgage Loans except for the Owner unless the Owner provides prior written notice to the Servicer of a sale of one or more Mortgage Loans to such Person and the assumption by such Person of the obligations of the Owner hereunder with respect to such Mortgage Loan(s). Upon receipt of such written notice, the Servicer shall mark its books and records to reflect the ownership of such Mortgage Loan(s) by such assignee, and the previous Owner shall be released from its obligations hereunder attributable to the period after such assignment to the extent such obligations relate to such Mortgage Loan(s) sold by the Owner. The Owner shall be responsible for all costs incurred by the Servicer in transferring the Mortgage Loans to such assignee.
Section 2.04.    Tax and Flood Service Contracts. In the event that a Mortgage Loan is not subject to a fully assignable life of loan tax service contract and fully assignable flood zone determination contract, the Servicer shall acquire a tax service contract or flood zone determination contract, as applicable, for any such Mortgage Loan at a cost not to exceed the amount set forth on the Fee Letter or otherwise mutually agreed by the Parties. The Owner shall be responsible for any actual transfer fees required in connection with transferring tax service contracts or flood zone determination contracts to the Servicer. The Servicer shall deliver an invoice on a monthly basis to the Owner with respect to the costs of acquiring or transferring any tax service contracts and flood zone determination contracts and the Owner shall reimburse the Servicer for such costs within thirty (30) days of receiving such invoice.
Section 2.05.    Quality Control Procedures.
(a)    The Servicer shall have an internal quality control program that adheres to Applicable Regulations and Acceptable Servicing Practices. The program shall include evaluating and monitoring the overall quality of the Servicer’s loan servicing activities and any Vendors utilized by the Servicer. The program shall be designed to (i) ensure that the Mortgage Loans are serviced in accordance with Acceptable Servicing Practices (including all applicable regulations, rules, directives and published guidance of the CFPB and any other applicable state or federal regulators or Governmental Authorities, as such may be amended, modified or supplemented from time to time) and this Agreement, as applicable, (ii) guard against dishonest, fraudulent, or negligent acts and against errors and omissions by the Servicer’s officers, employees, or agents, and (iii) verify that all documents filed or otherwise utilized by the Servicer or any Vendor in any foreclosure or bankruptcy proceeding or other foreclosure-related litigation and all compensation arrangements with such parties are consistent with this Agreement.
(b)    The Servicer also shall maintain a MERS quality assurance plan designed to ensure compliance with all MERS requirements, Acceptable Servicing Practices and this Agreement and shall provide the Owner with a copy of such plan as well as the results of any audit or review pursuant to such quality assurance plan on at least a quarterly basis. The Servicer shall provide the Owner with prompt notice of any material modification to its MERS quality assurance plan made after the date hereof and agrees to cooperate in good faith in addressing any questions or concerns of the Owner regarding such modification. The Servicer shall cooperate with any audit by the Owner with respect to the MERS Loans and compliance with the MERS requirements, including providing access to any relevant documentation or information in connection therewith.
Section 2.06.    Access to Information.
(a)    The Servicer shall provide to the Owner, its regulators and any other state, federal or other regulatory authority that may exercise authority over the Owner or its affiliates access to any documentation regarding the servicing of the Mortgage Loans (except for documents the Servicer reasonably believes it is prohibited by its regulators from sharing with the Owner). Such access shall be afforded without charge, but only upon reasonable request, during normal business hours and at the offices of the Servicer. The Servicer shall cooperate in good faith with the Owner, its agents and regulators in responding to any reasonable inquiries regarding the Servicer’s servicing of the Mortgage Loans and the Servicer’s compliance with, and ability to perform its obligations under, the provisions of this Agreement, including without limitation inquiries regarding the Servicer’s qualifications, expertise, capacity and staffing levels, training programs, work quality and workload balance, reputation (including complaints), information security, document custody practices, business continuity and financial viability, monitoring and oversight of its Vendors as well as the current accuracy of the representations and warranties made by the Servicer in Section 3.01. The Owner may request, and the Servicer shall cooperate with, periodic reviews of the Servicer’s performance and competence under this Agreement to confirm timeliness, completeness and compliance with all Applicable Laws and the provisions of this Agreement and to ensure that foreclosures are conducted in a manner consistent with Applicable Laws and any regulatory orders, directives or guidance applicable to the Owner, the Servicer or their affiliates.
The Servicer shall conduct periodic reviews, according to a timeframe that is consistent with Acceptable Servicing Practices, of its Vendors that are involved in performing servicing activities related to this Agreement to confirm compliance, timeliness and completeness with the terms of this Agreement and Applicable Law, including without limitation compliance with all applicable legal and regulatory requirements and guidance with respect to foreclosure proceedings applicable to the Owner and the Servicer.
The Owner and its designees shall have the right to examine and audit the Servicer’s mortgage loan servicing operations, including all of the servicing systems, computer systems, books, records or other information of the Servicer, whether held by the Servicer or by another on its behalf, with respect to or concerning this Agreement or the Mortgage Loans, during normal business hours or as otherwise acceptable to the Servicer, upon at least fifteen (15) days’ advance written notice. The Servicer shall facilitate such audits and in connection therewith shall provide the Owner and its agents and its contractors reasonable access (an a supervised basis) to the Servicer’s offices, servicing systems, computer systems, books and records concerning this Agreement, the Mortgage Loans and the Servicer’s general servicing practices and procedures during normal business hours. The Servicer also shall make available to the Owner knowledgeable executive, financial and accounting officers for the purpose of answering questions regarding any of the foregoing.
(b)    The Servicer shall (i) maintain a log of all inquiries received from regulators or other governmental authorities (including, without limitation, the CFPB) relating to the Mortgage Loans, (ii) provide a copy of such log to the Owner on a monthly basis, (iii) notify the Owner promptly upon receipt from any such entity of an allegation of or inquiry relating to an alleged material violation of Applicable Law, including, but not limited to, an allegation of discrimination by the Servicer, and provide a copy of any such allegation or inquiry to the Owner, and (iv) cooperate fully with the Owner to respond promptly and completely to any such allegations or inquiries and similarly to any such allegations or inquiries received by the Owner.
The Servicer shall maintain a log of all complaints received by the Servicer from a Mortgagor with respect to a Mortgage Loan serviced hereunder, including without limitation complaints alleging a violation of Applicable Law, provide a copy of such log to the Owner and copies of any correspondence or documentation relating to any such complaint promptly upon request by the Owner. The Servicer shall maintain a customer complaint management program, with sufficient qualified staffing and information system resources to timely respond to customer complaints and take appropriate corrective actions.
Section 2.07.    Vendor Oversight. Any Vendor engaged by the Servicer shall be engaged on commercially reasonable, arm’s length basis and at competitive rates of compensation. Upon request, the Servicer shall provide the Owner with the names of any Vendor used by the Servicer in connection with the performance of any of its obligations under this Agreement. If the Owner or the Servicer identifies any Vendor as having been materially deficient, including as a result of reputational, financial, legal, expense or performance issues, the Servicer shall take appropriate measures to assess if such deficiency can be corrected, and if not, to replace such Vendor for the obligations set forth in this Agreement as soon as reasonably practical with a Vendor acceptable under Acceptable Servicing Practices.
The Servicer shall require that all Vendors, as a condition to their engagement by the Servicer, agree (i) to be bound by provisions substantially similar in nature and in all material respects to provisions of this Agreement applicable to the services provided by such Vendor with respect to this Agreement (specifically, but not limited to, compliance with Acceptable Servicing Practices) and (ii) to implement policies and procedures relating to services provided with respect to this Agreement that comply with all Applicable Law and the servicing standards consistent with this Agreement.
At the request of the Owner, the Servicer shall use commercially reasonable efforts to cause its Vendors performing services with respect to the Mortgage Loans to respond to any reasonable inquiries by the Owner or its regulators relating to any such Vendor’s performance of such services and compliance with Applicable Law, including without limitation inquiries regarding such Vendor’s qualifications, expertise, capacity and staffing levels, training programs, work quality and workload balance, reputation (including complaints), information security, document custody practices, business continuity, and financial viability.
Section 2.08.    Section 404 Notices; Privacy Notices.
(a)    Within ten (10) Business Days of the Owner’s request, the Servicer, at the Owner’s expense, shall furnish to each Mortgagor the Section 404 Notice to the extent required by Section 404 of the Helping Families Save Their Homes Act of 2009 (the “Helping Families Act”) in accordance with the provisions of the Helping Families Act. In addition, if requested by the Owner, in connection with any Whole Loan Transfer or Securitization Transaction with respect to any of the Mortgage Loans, the Servicer, at the Owner’s expense, shall furnish to each related Mortgagor, within thirty (30) days following the closing date with respect to such Whole Loan Transfer or Securitization Transaction, a Section 404 Notice with respect to the assignment of such Mortgage Loan, which notice shall identify the Owner’s assignee (with respect to a Whole Loan Transfer) or the Securitization Transaction trust (with respect to a Securitization Transaction), as applicable, as the new owner of the Mortgage Loan and include any other information required by the Helping Families Act. The Servicer shall include the Mortgage Servicing File a copy of each Section 404 Notice furnished to a Mortgagor pursuant to this Section 2.08.
(b)    Within ten (10) days following the related Servicing Transfer Date (or such date otherwise agreed to by the Servicer and the Owner) and as required thereafter by the Privacy Laws (but not less than on a yearly basis), the Servicer, at the Owner’s expense, shall furnish to each Mortgagor each notice required to be provided to such Mortgagors in accordance with the Privacy Laws. Such notices shall be in the form provided by the Owner or otherwise mutually agreed by the Parties.
Section 2.09.    Pending and Completed Loss Mitigation. With respect to the Mortgage Loans, (a) the Servicer shall accept and continue processing any loan modification, deed in lieu, short sale, or other loss mitigation requests pending at the time of the applicable Servicing Transfer Date in accordance with Acceptable Servicing Practices, (b) the Servicer shall honor outstanding trial and permanent loan modification, deeds in lieu, short sales, or other loss mitigation agreements in accordance with Acceptable Servicing Practices, including without limitation any trial or permanent loan modifications made under HAMP, and (c) the Servicer shall correctly apply payments with respect to Mortgage Loans for which the related mortgagor is a debtor in a case under Chapter 13 of the United States Bankruptcy Code of 1986, as amended, at the time of the applicable Servicing Transfer Date.
ARTICLE III

REPRESENTATIONS
Section 3.01.    Representations, Warranties and Covenants of the Servicer. The Servicer represents and warrants to, and covenants with, the Owner as of the date hereof and as of each Servicing Transfer Date that:
(a)    The Servicer (i) is duly organized corporation, validly existing, and in good standing under the laws of the State of Delaware, (ii) has all licenses necessary to carry on its business as now being conducted, except for such licenses, the absence of which individually or in the aggregate, would not have a material adverse effect on the ability of the Servicer to conduct its business as it is presently conducted, (iii) is licensed, qualified and in good standing under the laws of each state where a Mortgaged Property or REO Property is located if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Servicer and (iv) is in compliance with the laws of any such state to the extent necessary to permit the servicing of the Mortgage Loans in accordance with the terms of this Agreement.
(b)    The Servicer has the full power and authority to execute and deliver this Agreement, and to enter into and consummate all transactions contemplated by this Agreement. The Servicer has duly authorized the execution, delivery and performance of this Agreement, has duly executed and delivered this Agreement, and this Agreement, assuming due authorization, execution and delivery by the Owner, constitutes a legal, valid and binding obligation of the Servicer, enforceable against it in accordance with its terms, subject to applicable bankruptcy and insolvency laws affecting the rights of creditors generally and to general principles of equity (regardless of whether enforcement of such remedies is considered in a proceeding in equity or law).
(c)    The execution and delivery of this Agreement by the Servicer, the servicing of the Mortgage Loans by the Servicer hereunder, the consummation of any other of the transactions contemplated hereunder, and the fulfillment of or compliance with the terms hereof are in the ordinary course of business of the Servicer, and will not (i) result in a breach of any term or provision of the organizational documents of the Servicer or (ii) conflict with, result in a breach, violate, or result in a default under or acceleration of, the terms of any material agreement, indenture or loan or credit agreement or other material instrument to which the Servicer is a party or by which it may be bound, or (iii) constitute a violation of any statute, rule, regulation, order, judgment or decree applicable to the Servicer of any court, regulatory body, administrative agency or governmental body having jurisdiction over the Servicer.
(d)    The Servicer is an approved seller/servicer of mortgage loans for Fannie Mae and Freddie Mac and has the facilities, procedures and experienced personnel necessary for the sound servicing of mortgage loans of the same type as the Mortgage Loans. The Servicer is a HUD-approved servicer of mortgage loans. No event has occurred, including but not limited to a change in insurance coverage, which would make the Servicer unable to comply with Fannie Mae, Freddie Mac or HUD eligibility requirements.
(e)    The Servicer does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant applicable to it and contained in this Agreement.
(f)    There is no action, suit, proceeding or investigation pending or, to its best knowledge, threatened against the Servicer that, either individually or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Servicer, or in any material impairment of the right or ability of the Servicer to carry on its business substantially as now conducted or in any material liability on the part of the Servicer, or that would draw into question the validity of this Agreement or of any action taken or to be taken in connection with the obligations of the Servicer contemplated herein, or that would be likely to impair materially the ability of the Servicer to perform under the terms of this Agreement.
(g)    No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Servicer of or compliance by the Servicer with this Agreement or the servicing of the Mortgage Loans as evidenced by the consummation of the transactions contemplated by this Agreement, or if required, such approval has been obtained prior to the related Servicing Transfer Date.
(h)    The Servicer is in good standing, and will comply in all material respects with the rules and procedures of MERS in connection with the servicing of the MERS Designated Mortgage Loans.
Section 3.02.    Representations, Warranties and Covenants of the Owner. The Owner represents and warrants to, and covenants with, the Servicer as of the date hereof and as of each Servicing Transfer Date that:
(a)    The Owner is a legal entity duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it was organized and is in good standing under the laws of each state where required in order to perform its obligations hereunder.
(b)    The Owner has the full power and authority to execute and deliver this Agreement, and to enter into and consummate all transactions contemplated by this Agreement. The Owner has duly authorized the execution, delivery and performance of this Agreement, has duly executed and delivered this Agreement, and this Agreement, assuming due authorization, execution and delivery by the Servicer, constitutes a legal, valid and binding obligation of the Owner, enforceable against it in accordance with its terms, subject to applicable bankruptcy and insolvency laws affecting the rights of creditors generally and to general principles of equity (regardless of whether enforcement of such remedies is considered in a proceeding in equity or law).
(c)    The execution and delivery of this Agreement by the Owner, the consummation of any other transactions contemplated hereunder, and the fulfillment of or compliance with the terms hereof are in the ordinary course of business of the Owner and will not (i) result in a breach of any term or provision of the organizational documents of the Owner or (ii) conflict with, result in a breach, violate, or result in a default under or acceleration of, the terms of any agreement, indenture or loan or credit agreement or other material instrument to which the Owner is a party or by which it is bound, or (iii) constitute a material violation of any statute, rule or regulation, order, judgment or decree applicable to the Owner of any court, regulatory body, administrative agency or governmental body having jurisdiction over the Owner.
(d)    There is no action, suit, proceeding or investigation pending or, to its best knowledge, threatened against the Owner that, either individually or in the aggregate, would draw into question the validity of this Agreement or that would impair materially the ability of the Owner to perform under the terms of this Agreement.
(e)    With respect to each Mortgage Loan, (i) the Owner is the owner of all the right, title and interest in and to the Mortgage Loan and the servicing rights attributable to such Mortgage Loan free and clear of any claims or encumbrances other than in connection with the financing of the Mortgage Loans with a Financing Party, and (ii) unless otherwise disclosed on the related Mortgage Loan Schedule, none of the Mortgage Loans is (A) a “high cost” loan under the Home Ownership and Equity Protection Act of 1994 or (B) a “high cost”, “threshold” or “predatory” loan under any applicable state, federal or local law.
ARTICLE IV

SERVICING OF MORTGAGE LOANS
Section 4.01.    Servicer to Act as the Servicer. The Servicer, as independent contract servicer, shall service and administer the Mortgage Loans on an actual/actual basis in accordance with this Agreement, the terms of the applicable Mortgage Loan Documents and Acceptable Servicing Practices, and shall have full power and authority, acting alone, to do or cause to be done any and all things in connection with such servicing and administration which the Servicer may deem necessary or desirable and consistent with the terms of this Agreement. The Servicer may perform its servicing responsibilities through agents or independent contractors, but shall not thereby be released from any of its responsibilities hereunder, and the Servicer shall diligently pursue all of its rights against such agents or independent contractors.
Consistent with the terms of this Agreement and Owner Instructions, the Servicer may waive, modify or vary any term of any Mortgage Loan or consent to the postponement of strict compliance with any such term or in any manner grant indulgence to any Mortgagor if in the Servicer’s reasonable and prudent determination such waiver, modification, postponement or indulgence is not materially adverse to the Owner; provided, however, that the Servicer shall not, without the prior written consent of the Owner, permit any modification with respect to any Mortgage Loan that would change the Mortgage Interest Rate, forgive the payment thereof of any principal or interest payments, reduce the outstanding principal amount (except for actual payments of principal), extend the final maturity date with respect to such Mortgage Loan or any other act that could reasonably be expected to affect adversely the Owner’s interest in the Mortgage Note, Mortgage Loan, Mortgage, Mortgaged Property, Mortgage Loan Documents or Mortgage Servicing File related to a Mortgage Loan, including without limitation, approve a short payoff, a short sale, a deed-in-lieu of foreclosure or other settlement with a Mortgagor for less than the full amount due under any Mortgage Loan. Subject to Owner Instructions, the Servicer shall take such actions as it shall deem to be in the best interest of the Owner and which are consistent with Acceptable Servicing Practices, the terms of this Agreement and all Applicable Regulations. Subject to the foregoing, the Servicer shall continue, and is hereby authorized and empowered to execute and deliver on behalf of itself, and the Owner, all instruments of satisfaction or cancellation, or of partial or full release, discharge and all other comparable instruments, with respect to the Mortgage Loans and with respect to the Mortgaged Properties. The Servicer shall make all required Servicing Advances and shall service and administer the Mortgage Loans in accordance with Acceptable Servicing Practices, Applicable Regulations, the terms of this Agreement and the terms of the Mortgage Loan Documents and shall provide to the Mortgagor any reports required to be provided to it thereby. If reasonably required by the Servicer, the Owner shall furnish the Servicer with any powers of attorney in a form attached hereto as Exhibit F and other documents necessary or appropriate to enable the Servicer to carry out its servicing and administrative duties under this Agreement.
The Owner may provide the Servicer with Owner Instructions regarding certain servicing and loss mitigation decisions and procedures and the Servicer shall comply with such Owner Instructions, subject to Applicable Regulations.
In servicing and administering the Mortgage Loans, the Servicer shall employ collection procedures consistent with Acceptable Servicing Practices and Applicable Regulations. The Servicer shall not consent to the placement of any additional lien on the Mortgaged Property or any REO Property without notifying and obtaining the written consent of the Owner. The Servicer shall not consent to the placement of a lien on the Mortgaged Property or any REO Property senior to that of the related Mortgage.
The Servicer will ensure adequate staffing, training and procedures in fulfillment, collections, loss mitigation, customer service, customer complaint, foreclosure, REO Property and bankruptcy departments to ensure appropriate and timely communications with borrowers and to properly manage the Mortgage Loans and REO Properties.
Section 4.02.    Collection of Mortgage Loan Payments. Continuously from the related Servicing Transfer Date until the principal and interest on the related Mortgage Loan are paid in full or the termination of this Agreement pursuant to Article IX hereof, the Servicer will diligently collect all payments due under each Mortgage Loan when the same shall become due and payable and shall, to the extent such procedures shall be consistent with this Agreement, act in accordance with the terms and provisions of any related Primary Insurance Policy, LPMI Policy, Acceptable Servicing Practices and Applicable Regulations. Further, with respect to each Mortgage Loan which provides for Escrow Payments to be made, in accordance with Acceptable Servicing Practices and Applicable Regulations, the Servicer will ascertain and estimate annual ground rents, taxes, assessments, water rates, fire and hazard insurance premiums, mortgage insurance premiums, and all other charges that, as provided in the Mortgage, will become due and payable such that the installments payable by the Mortgagor will be sufficient to pay such charges as and when they become due and payable. Notwithstanding anything herein to the contrary, the Servicer shall have no obligation to collect, or make payments to the Owner with respect to, any prepayment penalties, late charges, fees or other items which are prohibited under Applicable Regulations.
Section 4.03.    Realization Upon Defaulted Mortgage Loans. In the event that any payment due under any Mortgage Loan is not paid when the same becomes due and payable, or in the event the Mortgagor fails to perform any other covenant or obligation under the Mortgage Loan and such failure continues beyond any applicable grace period, the Servicer shall take such action as is consistent with Acceptable Servicing Practices.
In connection with a foreclosure or other conversion, the Servicer shall exercise such rights and powers vested in it hereunder and use the same degree of care and skill in its exercise as prudent mortgage servicers would exercise or use under the circumstances in the conduct of their own affairs and consistent with Applicable Regulations and the Acceptable Servicing Practices with respect to mortgage loans in foreclosure or similar proceedings.
Subject to Owner Instructions, the Servicer shall commence foreclosure proceedings in accordance with Acceptable Servicing Practices. In such connection, the Servicer shall from its own funds make all necessary and proper Servicing Advances. The Servicer shall take appropriate measures to ensure the accuracy of all documents filed or otherwise utilized by the Servicer or its Vendor in any judicial or non-judicial foreclosure proceeding, related bankruptcy proceeding or in other foreclosure-related litigation, including but not limited to, documentation sufficient to establish ownership of the Mortgage Loan by the Owner and the right to foreclose at the time the foreclosure action is commenced (it being understood that the Servicer shall not be responsible for inaccuracies caused by prior servicers). All foreclosure attorneys, bankruptcy attorneys and eviction attorneys (collectively, “Default Firms”) to be used in connection with the servicing and administration of the Mortgage Loans and REO Properties shall be engaged in accordance with Acceptable Servicing Practices. Upon request, the Servicer shall provide the Owner with an schedule of Default Firms being used by the Servicer in connection with servicing the Mortgage Loans.
The Servicer shall be required to maintain, and to cause its Vendor to maintain, current and accurate records relating to foreclosure or related bankruptcy proceedings or related litigation, with a clear auditable trail of documentation capable of validating foreclosure that the Servicer has produced, or has received from a prior subservicer, and shall cause its Vendor to do the same.
In the event that the Owner directs the Servicer to charge off any Mortgage Loan or the Servicer, in accordance with Acceptable Servicing Practices, charges off any Mortgage Loan, the Servicer, at the Owner’s option, shall perform collection services with respect to such charged-off Mortgage Loan in accordance with a receivable collection agreement to be entered into with the Owner.
Notwithstanding the foregoing provisions of this Section 4.03, with respect to any Mortgage Loan as to which the Servicer has received notice of, or has knowledge of, the presence of any toxic or hazardous substance on the related Mortgaged Property, the Servicer shall not either (i) obtain title to such Mortgaged Property as a result of or in lieu of foreclosure or otherwise, or (ii) otherwise acquire possession of, or take any other action with respect to, such Mortgaged Property if, as a result of any such action, either the Servicer or the Owner would be considered to hold title to, to be a mortgagee-in-possession of, or to be an owner or operator of such Mortgaged Property within the meaning of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, or any comparable law, unless the Servicer has also previously determined, based on its reasonable judgment and a prudent report prepared by a Person who regularly conducts environmental audits using customary industry standards, that:
(A)    such Mortgaged Property is in compliance with applicable environmental laws or, if not, it would be in accordance with Acceptable Servicing Practices to take such action as necessary in order to bring the Mortgaged Property into compliance therewith; and
(B)    there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous substances, hazardous materials, hazardous wastes, or petroleum-based materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any federal, state or local law or regulation, or that if any such materials are present for which such action could be required, that it would be in accordance with Acceptable Servicing Practices to take such action with respect to the affected Mortgaged Property.
The cost of the environmental audit report contemplated by this Section 4.03 and any opinion of counsel the Servicer reasonably determines that it needs to make a reasonable judgment with respect to its duties under this Section 4.03 shall be advanced by the Servicer, subject to the Servicer’s right to be reimbursed therefor from the Custodial Account as provided in Section 4.05(ii) but subject to the provisions of Section 5.04 regarding nonrecoverability.
If the Servicer determines, as described above, that it would be in accordance with Acceptable Servicing Practices to take such actions as are necessary to bring any such Mortgaged Property into compliance with applicable environmental laws, or to take such action with respect to the containment, clean-up or remediation of hazardous substances, hazardous materials, hazardous wastes, or petroleum-based materials affecting any such Mortgaged Property, then the Servicer shall take such action as it deems to be in accordance with Acceptable Servicing Practices. The cost of any such compliance, containment, cleanup or remediation shall be advanced by the Servicer, subject to the Servicer’s right to be reimbursed therefor from the Custodial Account as provided in Section 4.05(ii) but subject to the provisions of Section 5.04 regarding nonrecoverability.
Section 4.04.    Establishment of Custodial Accounts; Deposits in Custodial Accounts. For the Mortgage Loans or REO Properties related to each Owner, the Servicer shall segregate and hold all funds collected and received pursuant to each Mortgage Loan and REO Property separate and apart from any of its own funds and general assets (and separate and apart from the funds relating to the Mortgage Loans and REO Properties of any other Owner or other Person) and shall establish and maintain one (1) or more Custodial Accounts with respect to each Owner, in the form of time deposit or demand accounts. The creation of any Custodial Account shall be evidenced by a letter agreement in the form set forth in Exhibit B hereto. A copy of such letter agreement shall be sent to the Owner promptly after a Custodial Account is set up. The Custodial Account shall be an Eligible Account.
The Servicer shall deposit in the applicable Custodial Account on a daily basis within two (2) Business Days of receipt and acceptance, and retain therein, the following payments and collections received or made by it after the Cut-off Date with respect to the Mortgage Loans and REO Properties for each Owner:
(i)    all payments on account of principal, including Principal Prepayments (and any prepayment penalties), on the Mortgage Loans;
(ii)    all payments on account of interest on the Mortgage Loans;
(iii)    all Liquidation Proceeds;
(iv)    all Primary Insurance Proceeds, LPMI Policy Proceeds and Other Insurance Proceeds including amounts required to be deposited pursuant to Sections 4.10 and 4.11, other than proceeds to be held in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with the Servicer’s normal servicing procedures, the Mortgage Loan Documents or Applicable Regulations;
(v)    all Condemnation Proceeds affecting any Mortgaged Property which are not released to the Mortgagor in accordance with the Servicer’s normal servicing procedures, the Mortgage Loan Documents or Applicable Regulations;
(vi)    any amounts required to be deposited by the Servicer pursuant to Section 4.11 in connection with the deductible clause in any blanket hazard insurance policy, such deposit being made from the Servicer’s own funds, without reimbursement therefor;
(vii)    any amounts required to be deposited by the Servicer in connection with any REO Property pursuant to Section 4.14; and
(viii)    any amounts required to be deposited in the Custodial Account pursuant to Section 4.01.
Any interest paid on funds deposited in the Custodial Account by the depository institution shall accrue to the benefit of the Servicer and the Servicer shall be entitled to retain and withdraw such interest from the Custodial Account pursuant to Section 4.05(iii). Any funds on deposit in the Custodial Account may only be invested in accordance with Section 4.16.
Section 4.05.    Permitted Withdrawals From the Custodial Account. The Servicer may, from time to time, withdraw from the applicable Custodial Account with respect to an Owner for the following purposes:
(ix)    to make payments to the Owner in the amounts and in the manner provided for in Section 5.01 after payments or reimbursements to the Servicer are made in accordance with this Agreement;
(x)    to reimburse itself for Servicing Advances and any advances of principal and interest made with respect to any Mortgage Loan or REO Property pursuant to this Agreement and not previously reimbursed to the Servicer;
(xi)    to pay to itself as servicing compensation any interest earned on funds in the Custodial Account (all such interest to be withdrawn monthly not later than each Remittance Date) and to pay itself any accrued but unpaid Servicing Fees, any unpaid Boarding Fees or Deboarding Fees with respect to any Mortgage Loan or REO Property, any other unpaid fees payable to the Servicer hereunder;
(xii)    to reimburse itself for Nonrecoverable Servicing Advances made pursuant to this Agreement;
(xiii)    to pay the premiums with respect to any Lender Paid Mortgage Insurance Policy;
(xiv)    to reimburse itself for any deposits made by mistake or in error; and
(xv)    to clear and terminate the Custodial Account upon the termination of this Agreement with the balance to be paid to the Owner.
The foregoing requirements for withdrawal from the Custodial Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of late payment charges, assumption fees and related Ancillary Income need not be deposited by the Servicer in the Custodial Account. In the event that amounts on deposit in the Custodial Account are insufficient at any time to cover the payment of any Servicing Fees or reimbursement of Servicing Advances or other amounts payable to the Servicer under this Agreement, the Owner shall promptly reimburse the Servicer for such deficient amounts upon receipt of an invoice for the same from the Servicer. In the event there are insufficient funds in the Custodial Account to make a particular Servicing Advance, the Servicer may notify the Owner in writing of the amount and details regarding such Servicing Advance, and the Owner shall cause such amount to be remitted to the Servicer within three (3) Business Days of receiving such notification.
The Servicer shall keep and maintain, in an electronic format mutually acceptable to the Servicer and the Owner, separate accounting, on a Mortgage Loan by Mortgage Loan basis, and on an REO Property by REO Property basis, for the purpose of justifying any deposit or withdrawal from the Custodial Account, including without limitation separate accounting for Servicing Advances and Servicing Fees outstanding and/or reimbursed or paid with respect to each Mortgage Loan and REO Property. The Servicer shall diligently seek reimbursement and collection of Servicing Advances and other amounts advanced or funded by the Servicer and the Owner with respect to the Mortgage Loans. The Servicer shall also provide to the Owner, upon request, reasonable documentation related to any Advances and Servicing Fees and any other fees or amounts withdrawn by the Servicer pursuant to this Subsection 4.05.
Notwithstanding any provision in this Agreement to the contrary, the Servicer may not use funds in any Custodial Account relating to a particular Owner to make Servicing Advances or to reimburse the Servicer for any Servicing Fees or any other amounts payable hereunder that are in relation to funds received with respect to Mortgage Loans or REO Properties that are not owned by such Owner. The Servicer shall maintain separate accounts, books and records for each Owner.
Section 4.06.    Establishment of Escrow Accounts; Deposits in Escrow Accounts. For the Mortgage Loans related to each Owner, the Servicer shall segregate and hold all funds collected and received pursuant to each First Mortgage Loan which constitute Escrow Payments separate and apart from any of its own funds and general assets (and separate and apart from the funds relating to the Mortgage Loans for any other Owner or other Person) and shall establish and maintain one (1) or more Escrow Accounts with respect to each Owner, in the form of time deposit or demand accounts. The creation of any Escrow Account shall be evidenced by a letter agreement in the form set forth in Exhibit C hereto. A copy of such letter agreement shall be furnished to the Owner upon request. The Escrow Account shall be an Eligible Account. Any funds on deposit in any Escrow Account may only be invested in accordance with Section 4.16.
The Servicer shall deposit in the applicable Escrow Account or Accounts on a daily basis within two (2) Business Days of receipt and acceptance, and retain therein, (i) all Escrow Payments collected on account of the Mortgage Loans with respect to the related Owner, for the purpose of effecting timely payment of any such items as required under the terms of this Agreement, and (ii) all Other Insurance Proceeds and any applicable Condemnation Proceeds which are to be applied only to the restoration or repair of any related Mortgaged Property and not to ground rents, taxes, assessments, water rates, hazard insurance premiums, Primary Insurance Policy premiums, if applicable, and similar items. The Servicer shall make withdrawals therefrom only to effect such payments as are required under this Agreement, and for such other purposes as shall be set forth in, or in accordance with, Section 4.07. The Servicer shall be entitled to retain any interest paid on funds deposited in the Escrow Account by the depository institution other than interest on escrowed funds required by law to be paid to the Mortgagors and, to the extent required by the related Mortgage Loan or Applicable Regulations, the Servicer shall pay from its own funds interest on escrowed funds to the Mortgagor notwithstanding that the Escrow Account is non-interest bearing or that interest paid thereon is insufficient for such purposes, provided that the accounts are Eligible Accounts.
Section 4.07.    Permitted Withdrawals From Escrow Account. Withdrawals from the applicable Escrow Account with respect to an Owner may be made by the Servicer (i) to effect timely payments of ground rents, taxes, assessments, water rates, hazard insurance premiums, Primary Insurance Policy premiums, if applicable, and similar items, (ii) to reimburse the Servicer for any unreimbursed Servicing Advance made by the Servicer with respect to a related Mortgage Loan but only from amounts received on the related Mortgage Loan which represent late payments of Escrow Payments thereunder, (iii) to refund to the Mortgagor any funds as may be determined to be overages, (iv) for transfer to the Custodial Account in accordance with the terms of this Agreement, (v) for application to restoration or repair of the Mortgaged Property, (vi) to pay to the Servicer, or to the Mortgagor to the extent required by the related Mortgage Loan or Applicable Regulations, any interest paid on the funds deposited in the Escrow Account, (vii) to clear and terminate the Escrow Account on the termination of this Agreement or (viii) to transfer to the Custodial Account any Other Insurance Proceeds.
Section 4.08.    Payment of Taxes, Insurance, and Other Charges; Maintenance of Primary Insurance Policies and LPMI Policies; Collections Thereunder. With respect to each Mortgage Loan which provides for Escrow Payments to be made, the Servicer shall maintain accurate records reflecting the status of ground rents, taxes, assessments, water rates and other charges which are or may become a lien upon the Mortgaged Property and the status of Primary Mortgage Insurance premiums and fire and hazard insurance coverage and shall obtain, from time to time, all bills for the payment of such charges (including renewal premiums) and shall effect payment thereof prior to the applicable penalty or termination date, employing for such purpose deposits of the Mortgagor in the Escrow Account which shall have been estimated and accumulated by the Servicer in amounts sufficient for such purposes, as allowed under the terms of the Mortgage or Applicable Regulations. To the extent that any First Mortgage Loan does not provide for Escrow Payments, the Servicer shall ensure that any such payments are made by the Mortgagor. With respect to each First Mortgage Loan, subject to Acceptable Servicing Practices, the Servicer assumes full responsibility for the payment of all such bills and shall effect payments of all such bills irrespective of the Mortgagor’s faithful performance in the payment of same or the making of the Escrow Payments and shall make Servicing Advances from its own funds to effect such payments within the time period required to avoid the loss of the related Mortgaged Property by foreclosure from a tax or other lien. Additionally, for all tax penalties and interest levied prior to the transfer of the Mortgage Loans to the Servicer or as a result of the actions of the prior servicer or the Owner, the Servicer shall make Servicing Advances to effect such payments. Notwithstanding the foregoing, if the Servicer reasonably determines that such Servicing Advance would be a Nonrecoverable Servicing Advance, the Servicer shall have no obligation to make such Servicing Advance unless directed to do so by the Owner. The Servicer shall be entitled to immediate reimbursement for any Servicing Advance from any and all funds deposited in the Custodial Account whether or not the funds deposited in the Custodial Account relate to the Mortgage Loans or REO Properties for which the Servicing Advances were made.
With respect to each First Mortgage Loan, the Servicer will maintain or cause to be maintained in full force and effect (to the extent a Mortgage Loan has a Primary Insurance Policy as of the Servicing Transfer Date and the prior servicer or Owner has provided the relevant information related to the Primary Insurance Policy to the Servicer) a Primary Insurance Policy issued by a Qualified Insurer with respect to each Mortgage Loan for which such coverage is required. Such coverage will be maintained until the loan-to-value ratio of the related Mortgage Loan is reduced to 80% or less or such lesser percentage as may be stated in the related Primary Insurance Policy. The Servicer will not cancel or refuse to renew any Primary Insurance Policy in effect on the Servicing Transfer Date that is required to be kept in force under this Agreement unless a replacement Primary Insurance Policy for such cancelled or non-renewed policy is obtained from and maintained with a Qualified Insurer. The Servicer will maintain or cause to be maintained in full force and effect any LPMI Policy issued by a Mortgage Insurer with respect to each Mortgage Loan for which such coverage is in existence or is obtained. The Owner shall notify the Servicer of any Mortgage Loan covered under an LPMI Policy. The Servicer shall not take any action which would result in non-coverage under any applicable Primary Insurance Policy or LPMI Policy of any loss which, but for the actions of the Servicer, would have been covered thereunder. In connection with any assumption or substitution agreement entered into or to be entered into pursuant to Section 6.01, the Servicer shall promptly notify the insurer under the related Primary Insurance Policy or LPMI Policy, if any, of such assumption or substitution of liability in accordance with the terms of such policy and shall take all actions which may be required by such insurer as a condition to the continuation of coverage under the Primary Insurance Policy or LPMI Policy, as applicable. If such Primary Insurance Policy or LPMI Policy is terminated as a result of such assumption or substitution of liability, the Servicer shall obtain a replacement Primary Insurance Policy or LPMI Policy, as applicable, as provided above.
In connection with its activities as servicer, the Servicer agrees to prepare and present, on behalf of itself and the Owner, claims to the insurer under any Primary Insurance Policy and LPMI Policy in a timely fashion in accordance with the terms of such policies and, in this regard, to take such action as shall be necessary to permit recovery under any Primary Insurance Policy or LPMI Policy, as applicable, respecting a defaulted Mortgage Loan. Pursuant to Section 4.04, any amounts collected by the Servicer under any Primary Insurance Policy or LPMI Policy shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05. The failure of a Qualified Insurer to pay all or part of a claim under a Primary Insurance Policy or LPMI Policy as a result of a breach by the Servicer of its obligations hereunder or under such policy shall be treated as a mortgage insurer rejection and the Servicer shall pay the Owner the unpaid amount of such claim.
Section 4.09.    Transfer of Accounts. The Servicer may transfer the Custodial Account or the Escrow Account to a different depository institution from time to time with reasonable prior notice to the Owner; provided, that each such account shall be an Eligible Account. Within three (3) Business Days of such transfer, the Servicer shall deliver to the Owner a new letter agreement, as required pursuant to Sections 4.04 and 4.06.
Section 4.10.    Maintenance of Hazard Insurance. The Servicer shall cause to be maintained for each First Mortgage Loan fire and hazard insurance with extended coverage as is customary in the area where the Mortgaged Property is located in an amount which is at least equal to the lesser of (i) the amount necessary to fully compensate for any damage or loss to the improvements which are a part of such property on a replacement cost basis or (ii) the Unpaid Principal Balance of the Mortgage Loan and any mortgage loan senior to the Mortgage Loan, in each case in an amount not less than such amount as is necessary to prevent the Mortgagor and/or the Mortgagee from becoming a co-insurer. If the Mortgaged Property is in an area identified in the Federal Register by the Flood Emergency Management Agency as having special flood hazards and flood insurance has been made available, the Servicer will cause to be maintained a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration with a generally acceptable insurance carrier, in an amount representing coverage not less than the least of (i) the Unpaid Principal Balance of the Mortgage Loan and any mortgage loan senior to the Mortgage Loan, (ii) the maximum insurable value of the improvements securing such Mortgage Loan or (iii) the maximum amount of insurance which is available under the National Flood Insurance Act of 1968, as amended. The Servicer shall also maintain on the REO Property for the benefit of the Owner, (x) fire and hazard insurance with extended coverage in an amount which is at least equal to the replacement cost of the improvements which are a part of such property, (y) public liability insurance and, (z) to the extent required and available under the National Flood Insurance Act of 1968, as amended, flood insurance in an amount as provided above. Any amounts collected by the Servicer under any such policies other than amounts to be deposited in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or REO Property, or released to the Mortgagor in accordance with the Servicer’s normal servicing procedures, shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05. It is understood and agreed that no earthquake or other additional insurance is required to be maintained by the Servicer or the Mortgagor or maintained on property acquired in respect of the Mortgage Loan, other than pursuant to such Applicable Regulations as shall at any time be in force and as shall require such additional insurance. All such policies shall be endorsed with standard mortgagee clauses with loss payable to the Servicer and shall provide for at least thirty (30) days prior written notice of any cancellation, reduction in the amount of or material change in coverage to the Servicer. The Servicer shall not interfere with the Mortgagor’s freedom of choice in selecting either his insurance carrier or agent; provided, however, that the Servicer shall not accept any such insurance policies from insurance companies unless such companies currently reflect a general policy rating of B:VI or better in Best’s Key Rating Guide or are otherwise a Qualified Insurer and are licensed to do business in the state wherein the Mortgaged Property is located.
If a Mortgage is secured by a unit in a condominium project, the Servicer shall verify that the coverage required of the owner’s association, including hazard, flood, liability, fidelity coverage and coverage for common areas, is being maintained in accordance with Acceptable Servicing Practices, and secure from the owner’s association its agreement to notify the Servicer promptly of any change in the insurance coverage or of any condemnation or casualty loss that may have a material effect on the value of the Mortgaged Property as security.
Section 4.11.    Maintenance of Mortgage Impairment Insurance Policy. In the event that the Servicer shall obtain and maintain, at its own expense, a blanket policy issued by an insurer that has a general policy rating of B:VI or better in Best’s Key Rating Guide or is otherwise a Qualified Insurer insuring against fire and hazard losses on all of the Mortgage Loans, then, to the extent such policy provides coverage in an amount equal to the amount required pursuant to Section 4.10 and otherwise complies with all other requirements of Section 4.10, it shall conclusively be deemed to have satisfied its obligations as set forth in Section 4.10, it being understood and agreed that such policy may contain a deductible clause, in which case the Servicer shall, in the event that there shall not have been maintained on the related Mortgaged Property or REO Property a policy complying with Section 4.10, and there shall have been a loss which would have been covered by such policy, deposit in the Custodial Account the amount not otherwise payable under the blanket policy because of such deductible clause. Any amounts collected by the Servicer under any such policy relating to a Mortgage Loan shall be deposited in the Custodial Account to the extent such amounts are not deposited in the Escrow Account. In connection with its activities as servicer of the Mortgage Loans, the Servicer agrees to prepare and present, on behalf of the Owner, claims under any such blanket policy in a timely fashion in accordance with the terms of such policy. The failure of a Qualified Insurer to pay all or part of a claim under a policy as a result of a breach by the Servicer of its obligations hereunder or under such policy shall be treated as a mortgage insurer rejection and the Servicer shall pay the Owner the unpaid amount of such claim. Upon request of the Owner, the Servicer shall cause to be delivered to the Owner a certified true copy of such policy and a statement from the insurer thereunder that such policy shall in no event be terminated or materially modified without thirty (30) days prior written notice to the Owner.
Section 4.12.    Restoration and Repair. The Servicer need not obtain the approval of the Owner prior to releasing any Insurance Proceeds or Condemnation Proceeds to the Mortgagor to be applied to the restoration or repair of the Mortgaged Property or REO Property if such release is in accordance with Acceptable Servicing Practices and the terms of this Agreement. At a minimum, the Servicer shall comply with the following conditions in connection with any such release of Insurance Proceeds or Condemnation Proceeds:
(i)    the Servicer shall receive satisfactory independent verification of completion of repairs and issuance of any required approvals with respect thereto;
(ii)    the Servicer shall take all steps necessary to preserve the priority of the lien of the Mortgage, including, but not limited to requiring waivers with respect to mechanics’ and materialmen’s liens;
(iii)    the Servicer shall verify that the Mortgage Loan is not in default; and
(iv)    pending repairs or restoration, the Servicer shall place the Insurance Proceeds or Condemnation Proceeds in the Escrow Account.
If the Owner is named as an additional loss payee, the Servicer is hereby empowered to endorse any loss draft issued in respect of such a claim in the name of the Owner.
The Servicer shall inspect the Mortgaged Property as often as is deemed necessary by the Servicer to assure itself that the value of the Mortgaged Property is being preserved. In addition, if any Mortgage Loan is more than ninety (90) days delinquent, the Servicer shall immediately inspect the Mortgaged Property and shall conduct subsequent inspections in accordance with Acceptable Servicing Practices. The Servicer shall keep a written report of each such inspection.
If the Servicer hereafter becomes aware that a Mortgaged Property is, or an REO Property becomes, an Environmental Problem Property, the Servicer will notify the Owner of the existence of the Environmental Problem Property. Additionally, the Servicer shall set forth in such notice a description of such problem, a recommendation to the Owner relating to the proposed action regarding the Environmental Problem Property and the Servicer shall carry out the recommendation set forth in such notice unless otherwise directed by the Owner in writing within five (5) Business Days after the Owner’s receipt (or deemed receipt) of such notice but subject to the provisions of Section 5.04 regarding nonrecoverability.
Section 4.13.    Fidelity Bond, Errors and Omissions Insurance. The Servicer shall maintain, at its own expense, a blanket Fidelity Bond and an errors and omissions insurance policy, with broad coverage with a Qualified Insurer on all officers, employees or other Persons acting in any capacity with regard to the Mortgage Loans to handle funds, money, documents and papers relating to the Mortgage Loans. The Fidelity Bond and errors and omissions insurance shall be in the form of the Mortgage Banker’s Blanket Bond and shall protect and insure the Servicer against losses, including forgery, theft, embezzlement, fraud, errors and omissions and negligent acts of such Persons. Such Fidelity Bond and errors and omissions insurance policy shall also protect and insure the Servicer against losses in connection with the failure to maintain any insurance policies required pursuant to this Agreement and the release or satisfaction of a Mortgage Loan without having obtained payment in full of the indebtedness secured thereby. No provision of this Section 4.13 requiring the Fidelity Bond and errors and omissions insurance policy shall diminish or relieve the Servicer from its duties and obligations as set forth in this Agreement. The minimum coverage under any such bond and insurance policy shall be at least equal to the corresponding amounts required by Fannie Mae in the Fannie Mae MBS Selling and Servicing Guide or by Freddie Mac in the Freddie Mac Servicer’s Guide. Upon request of the Owner, the Servicer shall cause to be delivered to the Owner a certified true copy of the Fidelity Bond and errors and omissions insurance policy and a statement from the surety and the insurer that such Fidelity Bond and errors and omissions insurance policy shall in no event be terminated or materially modified without thirty (30) days’ prior written notice to the Owner.
Section 4.14.    Title, Management and Disposition of REO Property. In the event that title to a Mortgaged Property is acquired in foreclosure or by deed in lieu of foreclosure, the deed or certificate of sale shall be issued in the name of the Owner or such other party (other than the Servicer) designated by the Owner, as nominee on behalf of the Owner.
The Servicer shall manage, conserve, protect and operate each REO Property (and may temporarily rent the same) for the Owner solely for the purpose of its prompt disposition and sale. The Servicer shall cause each REO Property to be inspected promptly upon the acquisition of title thereto and shall cause each REO Property to be inspected at least annually thereafter. The Servicer shall make or cause to be made a written report of each such inspection. Such reports shall be retained in the Mortgage Servicing File and copies thereof shall be forwarded by the Servicer to the Owner upon request. The Servicer shall attempt to sell the same (and may temporarily rent the same) on such terms and conditions as the Servicer deems to be in the best interest of the Owner.
The Servicer shall deposit or cause to be deposited, on a daily basis in the Custodial Account, all revenues received with respect to each REO Property and shall withdraw therefrom funds necessary for the proper operation, management and maintenance of the REO Property, including the cost of maintaining any hazard insurance pursuant to Section 4.10 hereof and the reasonable fees of any managing agent acting on behalf of the Servicer.
The Servicer shall use commercially reasonable efforts to dispose of the REO Property as promptly as is practically consistent with protecting the Owner’s interest.
The Servicer shall also maintain on each REO Property fire and hazard insurance with extended coverage, liability insurance and, to the extent required and available under the National Flood Insurance Act of 1968, as amended, flood insurance, and all other insurance coverage required under Section 4.10 and in the amounts specified in Section 4.10.
Each REO Disposition shall be carried out by the Servicer at such price and upon such terms and conditions as the Servicer reasonably determines to be in the best interest of the Owner and provided the sales price and the related terms and conditions are results of arm’s-length negotiation. If as of the date title to any REO Property was acquired by the Servicer there were outstanding unreimbursed Servicing Advances with respect to the REO Property, the Servicer, upon an REO Disposition of such REO Property, shall be entitled to reimbursement for any related unreimbursed Servicing Advances from proceeds received in connection with such REO Disposition. The proceeds from the REO Disposition, net of any amounts reimbursable to the Servicer hereunder, shall be deposited promptly in the Custodial Account following receipt thereof for distribution on the next Remittance Date in accordance with Section 5.01. The Owner acknowledges and agrees that the Servicer or an affiliate may receive usual and customary real estate referral fees (not in excess of 1% of the unpaid principal balance of the Mortgage Loan) from real estate brokers in connection with the listing and disposition of REO Property to the extent permitted pursuant to Applicable Regulations.
Together with the statement furnished pursuant to the following paragraph, the Servicer shall furnish to the Owner on or before each Remittance Date a statement with respect to any REO Property covering the operation of such REO Property for the previous month and the Servicer’s efforts in connection with the sale of such REO Property and any rental of such REO Property incidental to the sale thereof for the previous month. That statement shall be accompanied by such other information as the Owner shall reasonably request.
Upon the foreclosure sale of any Mortgaged Property or the acquisition thereof by the Owner pursuant to a deed in lieu of foreclosure, the Servicer shall submit to the Owner a liquidation report with respect to such Mortgaged Property.
Following the foreclosure sale or abandonment of any Mortgaged Property, the Servicer shall report such foreclosure or abandonment as required pursuant to Section 6050J of the Code or any successor provision thereof.
Section 4.15.    Notification of Adjustments. On each Adjustment Date, the Servicer shall make interest rate adjustments for each Adjustable Rate Mortgage Loan and shall adjust the Monthly Payment in compliance with the requirements of the related Mortgage and Mortgage Note and Applicable Regulations. The Servicer shall execute and deliver the notices required by each Mortgage and Mortgage Note and Applicable Regulations regarding interest rate adjustments. The Servicer also shall provide timely notification to the Owner of all applicable data and information regarding such interest rate and Monthly Payment adjustments and the Servicer’s methods of implementing such interest rate adjustments. Upon the discovery by the Servicer or the Owner that the Servicer has failed to adjust a Mortgage Interest Rate or a Monthly Payment pursuant to the terms of the related Mortgage, Mortgage Note or Applicable Regulations, the Servicer shall promptly deposit in the Custodial Account from its own funds the amount of any interest loss caused thereby without reimbursement therefor.
Section 4.16.    Permitted Investments.
(a)    The Servicer may direct any depository institution maintaining any Custodial Account or Escrow Account (for purposes of this Section 4.16, an “Investment Account”) to invest, or if it is such depository institution, may itself invest, the funds held therein only in one (1) or more Permitted Investments bearing interest or sold at a discount, and maturing, unless payable on demand, (i) no later than the Business Day immediately preceding the next succeeding date on which such funds are required to be withdrawn from such account pursuant to this Agreement, if a Person other than the depository institution maintaining such account is the obligor thereon and (ii) no later than the date on which such funds are required to be withdrawn from such account pursuant to this Agreement, if the depository institution maintaining such account is the obligor thereon. All such Permitted Investments shall be held to maturity, unless payable on demand. In the event amounts on deposit in an Investment Account are at any time invested in a Permitted Investment payable on demand, the Servicer shall:
(i)    consistent with any notice required to be given thereunder, demand that payment thereon be made on the last day such Permitted Investment may otherwise mature hereunder in an amount equal to the lesser of (a) all amounts then payable thereunder and (b) the amount required to be withdrawn on such date; and
(ii)    demand payment of all amounts due thereunder promptly upon determination by the Servicer that such Permitted Investment would not constitute a Permitted Investment in respect of funds thereafter on deposit in the Investment Account.
(b)    Interest and investment income realized on funds deposited in any Custodial Account or Escrow Account, to the extent of the Net Investment Earnings, if any, with respect to such account for the period from the immediately preceding Determination Date to such Determination Date, shall be for the sole and exclusive benefit of the Servicer. In the event that any loss or late payment shall be incurred in respect of any Permitted Investment on deposit in any Custodial Account or Escrow Account, the Servicer shall deposit therein, no later than the Remittance Date, without right of reimbursement, the amount of Net Investment Loss, if any, with respect to such account for the period from the immediately preceding Determination Date to the current Determination Date. If the Servicer advances funds to cover a shortfall in any Custodial Account or Escrow Account due to a late payment on a Permitted Investment, the Servicer may withdraw the amount of such advance when the late payment on the Permitted Investment is made.
(c)    Except as otherwise expressly provided in this Agreement, if any default occurs in the making of a payment due under any Permitted Investment, or if a default occurs in any other performance required under any Permitted Investment, the Servicer may and, upon the request of the Owner shall, take such action as may be appropriate to enforce such payment or performance, including the institution and prosecution of appropriate proceedings, it being understood that the Servicer will duly observe subsection (b) of this Section 4.16 notwithstanding any action taken or to be taken by the Servicer in accordance with this subsection (c). The Servicer shall be responsible for all costs, expenses, fees, loss and damages, if any, resulting from taking any action contemplated under this Section 4.16(c).
Section 4.17.    Government Sponsored Programs and Legislation. In response to economic events, federal, state and local authorities have enacted new legislation, rules, programs and regulations relating to the origination, servicing and modification of mortgage loans. Although the Servicer may be participating in HAMP and other government sponsored programs, the Servicer hereby agrees and acknowledges that it shall make modifications with respect to the Mortgage Loans only to the extent such modifications comply with the provisions of Section 4.01. Additionally, the Parties agree that the Servicer may be required in the future to participate in other government or industry-sponsored programs or be bound by government legislation or regulations that may materially affect the terms of this Agreement. Notwithstanding such participation, to the extent permitted under Applicable Regulations, the Servicer shall only offer modifications that comply with the provisions of Section 4.01. Notwithstanding the foregoing, unless otherwise directed by the Owner or required under Applicable Regulations, the Servicer will not participate in HAMP or other government sponsored programs with respect to any Mortgage Loans, unless the modifications of such Mortgage Loans were in process as of the related Servicing Transfer Date.
Section 4.18.    Servicing Requirements Imposed by Prior Sellers and Financing Parties. The Servicer acknowledges that the Owner may acquire Mortgage Loans under a Mortgage Loan Purchase Agreement pursuant to which the Owner (and its assigns) may be obligated to undertake or continue certain actions, or to not take certain actions, with respect to the Mortgage Loans, to meet certain timelines relating to such Mortgage Loans and to cooperate with respect to certain matters arising with respect to such Mortgage Loans (“Third Party Servicing Requirements”). In addition, an Owner may finance Mortgage Loans with one or more Financing Parties that may impose Third Party Servicing Requirements on the Owner or its servicer. The Owner shall cause any Third Party Servicing Requirements arising under a Mortgage Loan Purchase Agreement or in connection with a Financing Party to be set forth or referenced in the related Acknowledgement Agreement or in such other manner as mutually agreed by the Owner and the Servicer. To the extent referenced in the applicable Acknowledgment Agreement, the Servicer shall perform such Third Party Servicing Requirements arising on and after the Servicing Transfer Date and shall take such actions as are necessary for the Owner to remain in compliance with such Third Party Servicing Requirements following the related Servicing Transfer Date.
Section 4.19.    Disaster Recovery Plan. The Servicer shall maintain its current business continuity plan (“BCP”) that addresses the continuation of services if an incident (act or omission) impairs or disrupts the Servicer’s obligation to provide the services contemplated under this Agreement. The Servicer agrees to provide the Owner with a summary of the material terms of its BCP upon the Owner’s request and shall provide the Owner with access to review a copy of the entire BCP. The Servicer warrants that the BCP conforms to generally accepted industry standards for business continuity planning (collectively, the “BCP Standards”), which include, but are not limited to, recovery strategy, loss of critical personnel, restoring access to documents and data to the Owner, documented recovery plans covering all areas of operations pursuant to this Agreement, vital records protection and testing plans. Consistent with Acceptable Servicing Practices, the Servicer will maintain and test the BCP at regular intervals (no less frequently than annually) to ensure that the BCP complies with BCP Standards and shall provide reporting of the test results to the Owner. The Servicer shall comply with the BCP during the term of this Agreement. The Servicer shall provide the Owner with prompt notice of any material modification to the BCP made after the date hereof and agrees to cooperate in good faith in addressing any questions or concerns of the Owner regarding such modification.
The Servicer shall provide disaster recovery and backup capabilities and facilities through which it will be able to perform its obligations under this Agreement with minimal disruptions or delays. The recovery strategy shall, at a minimum, provide for recovery after short and long term disruptions in facilities, environmental support, workforce availability and data processing equipment. The Servicer shall notify the Owner immediately of the occurrence of any catastrophic event that affects or could affect the Servicer’s performance of the services contemplated under this Agreement and report to the Owner on at least an annual basis with respect to the effectiveness of its disaster recovery plan. The testing and validation of the Servicer’s disaster recovery plan must occur on at least an annual basis and results of these tests will be provided to the Owner upon request.
The BCP shall include appropriate provisions to ensure the continued availability of critical third-party services and to ensure an orderly transition to new service providers should that become necessary. The Servicer shall undertake commercially reasonable efforts to make requests to any of its third party contractors providing critical services with respect to this Agreement to provide copies of their own business continuity plans or summaries thereof to the Servicer and the Servicer shall make such plans or summaries thereof available to the Owner upon request to the extent so delivered to the Servicer and not subject to a confidentiality agreement.
ARTICLE V

PAYMENTS TO THE OWNER
Section 5.01.    Distributions. On each Remittance Date, the Servicer shall remit to each Owner all amounts credited to the Custodial Account as of the close of business on the preceding Determination Date (net of charges against or withdrawals from the Custodial Account pursuant to Section 4.05).

All remittances made to the Owner on each Remittance Date shall be made by wire transfer of immediately available funds to the account designated by the Owner at a bank or other entity having appropriate facilities therefor identified by the Owner to the Servicer or by check mailed to the address of the Owner.
With respect to any remittance received by the Owner on or after the Business Day following the Business Day on which such payment was due, the Servicer shall pay to the Owner interest on any such late payment at an annual rate equal to the Prime Rate, adjusted as of the date of each change, plus three percentage points, but in no event greater than the maximum amount permitted by Applicable Regulations. Such interest shall be paid by the Servicer to the Owner on the date such late payment is made and shall cover the period commencing with the day following such Business Day and ending with the Business Day on which such payment is made, both inclusive. Such interest shall be remitted along with such late payment. The payment by the Servicer of any such interest shall not be deemed an extension of time for payment or a waiver of any Event of Default by the Servicer.
The Servicer shall prepare and file any and all tax returns, information statements or other filings required to be delivered to any governmental taxing authority pursuant to any Applicable Regulations with respect to the Mortgage Loans relating to the period the related Mortgage Loans are serviced under this Agreement.
Section 5.02.    Statements to the Owner. On each Reporting Date, the Servicer shall submit a Monthly Report for each Owner in electronic format substantially in the form set forth on Exhibit E hereto (or in such other form and manner as may be hereafter mutually agreed upon by the Owner and the Servicer), showing all collections of interest and principal (from whatever source) on the related Mortgage Loans and all collections in respect of the related Mortgaged Properties and REO Properties (including sale proceeds and rental payments) during the calendar month preceding the Reporting Date as well as the amounts, and a detailed description of all Servicing Advances incurred during such calendar month and all distributions from the Custodial Account during such calendar month. The Servicer shall provide separate accounting and reporting for each Owner.
With respect to each month, the corresponding individual loan accounting report shall be received by each Owner no later than the Reporting Date occurring in the following month, which report shall contain the following:
(ii)    with respect to each Monthly Payment, the amount of such remittance allocable to principal (including a separate breakdown of any Principal Prepayment, including the date of such prepayment, and any prepayment penalties or premiums, along with a detailed report of interest on principal prepayment amounts);
(iii)    with respect to each Monthly Payment, the amount of such remittance allocable to interest and assumption fees;
(iv)    the amount of servicing compensation received by the Servicer during such month;
(v)    the loan level and aggregate outstanding principal balance of the Mortgage Loans as of the related Determination Date;
(vi)    the loan level and aggregate of any Servicing Advances and other expenses made and reimbursed to the Servicer during such month;
(vii)    a listing of (a) the paid-through date of each Mortgage Loan, (b) the Mortgage Loans as to which foreclosure has commenced, (c) the Mortgage Loans with respect to which the related borrowers that have declared bankruptcy; and (d) the Mortgage Loans as to which REO Property has been acquired; and
(viii)    a trial balance, sorted in the Owner’s assigned loan number order.
The Servicer also shall provide the Owner a monthly report of legal action(s) by individual Mortgagor(s) relating to the Mortgage Loans and against the Servicer or the Owner.
In addition, the Servicer will provide the Owner with daily on‑line access to loan level servicing information relating to the applicable Mortgage Loans contained on its loan servicing system. Within five (5) Business Days from receipt of the Owner’s request, the Servicer shall provide the Owner with loan-level servicing system collection comments and such other servicing system data as the Owner may reasonably request (in a format mutually agreed to by the Servicer and the Owner), including copies of invoices relating to Servicing Advances made pursuant to this Agreement. The Owner shall be responsible for the fees set forth on the Fee Letter with respect to web-system access.
Section 5.03.    Real Estate Owned Property and Specially Serviced Loan Reports. Together with the statement furnished pursuant to Section 5.02, with respect to any REO Property, the Servicer shall furnish to the Owner a statement covering the Servicer’s efforts in connection with the sale of such REO Property and any rental of such REO Property incidental to the sale thereof for the previous month, together with an operating statement. Such statement shall be in electronic media which will include the listing price, the anticipated sale price and the anticipated closing date. Additionally, with respect to any Mortgage Loan which has been delinquent for ninety (90) days or more and any REO Property, the Servicer shall furnish to the Owner a statement in electronic media which will include all information reasonably required by the Owner including, but not limited to: the reason for default, the current status of such Mortgage Loan (whether in foreclosure, bankruptcy, work-out or being resolved), the last comment on the account, the last paid date, the template dates from the servicing system (such as the estimated sale date), and the first legal action.
Upon the foreclosure sale of any Mortgaged Property or the acquisition thereof by the Owner pursuant to a deed in lieu of foreclosure, the Servicer shall submit to the Owner a liquidation report with respect to such Mortgaged Property. The Servicer must submit foreclosure sale results to the Owner for all Mortgage Loans within five (5) Business Days after the foreclosure sale is held, in a form acceptable to the Owner.
Section 5.04.    Nonrecoverability; Reimbursement of the Servicer. Notwithstanding anything herein to the contrary, no Servicing Advance shall be required to be made hereunder if such Servicing Advance would, if made, constitute a Nonrecoverable Servicing Advance, unless otherwise directed by the Owner. The determination by the Servicer that any proposed Servicing Advance would constitute a Nonrecoverable Servicing Advance shall be evidenced by an Officer’s Certificate of the Servicer, delivered to the Owner with the following month’s Remittance Report, which details the reasons for such determination and contains an appraisal or broker price opinion of the value of the Mortgaged Property.
As of each Determination Date, to the extent that amounts deposited into the Custodial Account since the preceding Determination Date are insufficient to reimburse the Servicer for any unreimbursed Servicing Advance previously made by the Servicer and to pay the applicable Servicing Fees due to the Servicer, the Owner shall reimburse the Servicer for such unreimbursed amount and such accrued and unpaid Servicing Fee within ten (10) Business Days of receipt from the Servicer of an invoice for such unreimbursed amount.
Section 5.05.    Principal and Interest Advances. The Servicer shall not have any obligations to advance payments of delinquent principal and interest on the Mortgage Loans unless the Servicer and the Owner agree by amendment to this Agreement to provide for such obligations.
ARTICLE VI

GENERAL SERVICING PROCEDURES
Section 6.01.    Assumption Agreements. With respect to each Mortgage Loan the Servicer will, to the extent it has knowledge of any conveyance or prospective conveyance by any Mortgagor of the Mortgaged Property (whether by absolute conveyance or contract of sale, and whether or not the Mortgagor remains or is to remain liable under the Mortgage Note and/or the Mortgage), exercise its right to accelerate the maturity of such Mortgage Loan under any “due-on-sale” clause applicable thereto; provided, however, that the Servicer shall not exercise any such rights (a) if prohibited by law from doing so, or (b) if the exercise of such rights would impair or threaten to impair any recovery under the related Primary Insurance Policy or LPMI Policy, if any. If the Servicer reasonably believes it is unable under Applicable Regulations to enforce such “due-on-sale” clause, the Servicer will enter into an assumption agreement with the Person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed, pursuant to which such Person becomes liable under the Mortgage Note and, to the extent permitted by applicable state law, the Mortgagor remains liable thereon. Where an assumption is allowed pursuant to this Section 6.01, the Servicer, with the prior written consent of the primary mortgage insurer, if any, and to the extent required by the applicable Primary Insurance Policy, is authorized to prepare a substitution of liability agreement and any other document required in connection therewith to be entered into by the Owner and the Person to whom the Mortgaged Property has been conveyed or is to be proposed to be conveyed pursuant to which the original Mortgagor is released from liability and such Person is substituted as Mortgagor and becomes liable under the related Mortgage Note. Any such substitution of liability agreement shall be in lieu of an assumption agreement.
Notwithstanding anything herein to the contrary, prior to its entering into any such assumption or substitution of liability, the Servicer shall notify the Owner in writing and obtain the written consent of the Owner; provided, that the Owner’s consent shall be deemed given if not denied within five (5) Business Days of Owner’s receipt of such notice. In connection with any such assumption or substitution of liability, the Servicer shall follow the underwriting practices and procedures of prudent mortgage lenders in the respective states where the Mortgaged Properties are located. With respect to an assumption or substitution of liability, no material term of the Mortgage Loan may be changed, including without limitation, the Mortgage Interest Rate borne by the related Mortgage Note and the amount of the Monthly Payment. The Servicer shall notify the Owner that any such substitution of liability or assumption agreement has been completed and forward to the Custodian the original of any such substitution of liability or assumption agreement, which document shall be added to the related Mortgage Loan Documents and shall, for all purposes, be considered a part of such Mortgage Servicing File to the same extent as all other documents and instruments constituting a part thereof.
The Servicer shall forward to the Custodian or, at the request of the Owner, to the Owner or its designee, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with this Agreement within ten (10) Business Days of their execution; provided, however, that the Servicer shall provide the Custodian with the certified true copy of any such documents submitted for recordation within two weeks of its execution, and shall provide the original of any document submitted for recordation or copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within ninety days of its submission for recordation.
Section 6.02.    Satisfaction of Mortgages and Release of Mortgage Servicing Files. Upon the payment in full of any Mortgage Loan, or the receipt by the Servicer of a notification that payment in full will be escrowed in a manner customary for such purposes, the Servicer shall notify the Owner in accordance with Applicable Regulations that all amounts received or to be received in connection with such payment which are required to be deposited in the Custodial Account pursuant to Section 4.04 have been or will be so deposited, and shall request execution of any document necessary to satisfy the Mortgage Loan and delivery to it the portion of the Mortgage File held by the Owner or the Custodian. Upon receipt of such notice, the Owner shall, or shall instruct the Custodian to, promptly release the related mortgage documents to the Servicer and the Servicer shall prepare and process any satisfaction or release. The Owner agrees to use its reasonable efforts to cause the Custodian to deliver to the Servicer the original Mortgage Note for any Mortgage Loan not later than ten (10) Business Days after notification, or such earlier time necessary to assure that the Servicer will not be penalized under Applicable Regulations, following its receipt of a notice from the Servicer that such a payment in full has been received or that a notification has been received that such a payment in full shall be made. The Servicer shall use reasonable efforts to provide a follow-up notice to the Owner in the event that the Owner (or Custodian, as applicable) does not provide any such Mortgage Note to the Servicer within five (5) Business Days following its receipt of such notice from the Servicer to the extent that the Servicer determines that the Owner would otherwise miss a deadline for delivery of the satisfaction of such Mortgage Note.
In the event the Servicer grants a satisfaction or release of a Mortgage without having obtained payment in full of the indebtedness secured by the Mortgage (other than in connection with loss mitigation activity related to a defaulted Mortgage Loan allowed under this Agreement and consistent with Acceptable Servicing Practices), the Servicer shall, at Owner’s option, remit to or on behalf of the Owner the actual unpaid principal balance of the related Mortgage Loan (after taking into account payments received with respect to such Mortgage Loan), including any accrued and unpaid interest thereon, by deposit thereof in the Custodial Account or by wire transfer to Owner of immediately available funds. The Fidelity Bond maintained by the Servicer shall insure the Servicer against any loss it may sustain with respect to any Mortgage Loan not satisfied in accordance with the procedures set forth herein.
From time to time and as appropriate for the servicing or foreclosure of each Mortgage Loan, including for this purpose collection under any Primary Insurance Policy or LPMI Policy, the Owner or the Custodian, as the case may be, shall, upon request of the Servicer and delivery to the Owner or the Custodian, as the case may be, of a servicing receipt signed by a Servicing Officer, release the Mortgage Loan Documents held by the Owner or the Custodian, as the case may be, to the Servicer. Such servicing receipt shall obligate the Servicer to return the related Mortgage documents to the Owner or the Custodian, as the case may be, when the need therefor by the Servicer no longer exists, unless the Mortgage Loan has been liquidated and the Liquidation Proceeds relating to the Mortgage Loan have been deposited in the Custodial Account.
Section 6.03.    Servicing Compensation. As part of its compensation for its services hereunder, the Servicer shall be entitled to the Servicing Fees payable with respect to the Mortgage Loans and shall be entitled to withdraw the same from the Custodial Account or to be paid by the Owner to the extent not otherwise paid to, or received by, the Servicer. Additionally, the Servicer also shall be entitled to retain all Ancillary Income paid with respect to each Mortgage Loan, other than prepayment penalties, which are payable to the Owner.
With respect to any calendar month, in the event there are insufficient funds in the Custodial Account to pay the Servicer its Servicing Fees or to reimburse the Servicer for Servicing Advances, within five (5) Business Days following the related Determination Date, the Servicer shall provide the Owner with an invoice reflecting all items for which the Servicer is entitled to payment under this Agreement relating to the prior calendar month, together with customary backup support evidencing Servicing Advances made and Servicing Fees earned. The Owner shall remit such unpaid funds to the Servicer within five (5) Business Days from the date the Owner receives such invoice.

Section 6.04.    Statement of Compliance. Not later than June 30th of each calendar year commencing in 2016, the Servicer shall deliver to the Owner an Officer’s Certificate (each, an “Annual Statement of Compliance”) stating, as to each signatory thereof, that (i) a review of the activities of the Servicer during the preceding fiscal year of the Servicer and of performance under this Agreement has been made under such officers’ supervision and (ii) to the best of such officer’s knowledge, based on such review, the Servicer has fulfilled all of its obligations under this Agreement in all material respects throughout such year, or, if there has been a default in the fulfillment of any such obligation in any material respect, specifying each such default known to such officer and the nature and status thereof.
Section 6.05.    Annual Independent Certified Public Accountants’ Servicing Report.
(a)    The Servicer shall deliver to the Owner, not later than June 30th of each year commencing in 2016, at its expense, from a firm of independent public accountants which is a member of the American Institute of Certified Public Accountants, a statement to the Owner to the effect that such firm has examined certain documents and records relating to the servicing of residential mortgage loans by the Servicer during the preceding fiscal year of the Servicer and that such firm is of the opinion that the provisions of this or similar Agreements have been complied with, and that, on the basis of such examination conducted substantially in compliance with the Uniform Single Attestation Program for Mortgage Bankers, nothing has come to their attention which would indicate that such servicing has not been conducted in compliance therewith, except for (i) such exceptions as such firm shall believe to be immaterial, and (ii) such other exceptions as shall be set forth in such statement.
(b)    In lieu of the statement required pursuant to clause (a) above, the Servicer may provide the Owner with (i) a report (in form and substance reasonably satisfactory to the Owner) regarding the Servicer’s assessment of compliance with the Servicing Criteria during the preceding fiscal year, as required under Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122 of Regulation AB, and (ii) a report of a registered public accounting firm reasonably acceptable to the Owner that attests to, and reports on, the assessment of compliance made by the Servicer and delivered pursuant to the preceding clause (b)(i), which attestation shall be in accordance with Rules 1-02(a)(3) and 2-02(g) of Regulation S-X under the Securities Act and the Exchange Act. By providing the Owner a copy of each report set forth in this clause (b) on an annual basis as described above, the Servicer shall be considered to have fulfilled its obligations under this Subsection 6.05.
Section 6.06.    Reports of Foreclosures and Abandonment of Mortgaged Property. The Servicer shall file, or cause to be filed, the information returns with respect to the receipt of mortgage interest received in a trade or business, the reports of foreclosures and abandonments of any Mortgaged Property and the information returns relating to cancellation of indebtedness income with respect to any Mortgaged Property required by Sections 6050H, 6050J, 6050P and any comparable or successor provisions of the Code, respectively. Such reports shall be in form and substance sufficient to meet the reporting requirements imposed by Sections 6050H, 6050J, 6050P of the Code and any comparable or successor provisions.
Section 6.07.    Compliance with Privacy Laws.
(a)    The Servicer shall comply with Applicable Law relating to privacy rights in connection with its performance under this Agreement including, without limitation, the GLBA as well as any Applicable Regulations relating to the protection or security of Consumer Information (the "Privacy Laws"). The Servicer agrees and acknowledges that as to all Consumer Information received or obtained by it with respect to any Mortgagor, the Servicer is hereby prohibited from disclosing or using any such information internally other than to carry out the express provision of this Agreement.
(b)    Each party shall implement such physical and other security measures as shall be necessary to (a) ensure the security and confidentiality of Consumer Information which it has possession of or control over, (b) protect against any threats or hazards to the security and integrity of such Consumer Information, and (c) protect against any unauthorized access to or use of such Consumer Information.
(c)    Each party shall notify the other party immediately (i.e., within twenty-four (24) hours) following discovery of any suspected breach or compromise of the security, confidentiality, or integrity of any Consumer Information. Each party shall provide follow-up written notification within one (1) Business Day to the other party in accordance with Section 10.04. Written notification provided pursuant to this clause (c) shall include a brief summary of the available facts, the status of the such party's investigation, and, in the case of the Servicer, if known, the potential number of Mortgagors affected, if applicable.
Section 6.08.    Reporting. With respect to the period that the related Mortgage Loans are being serviced by the Servicer, the Servicer shall prepare promptly each report required by Applicable Regulations including reports to be delivered to all governmental agencies having jurisdiction over the servicing of the Mortgage Loans and the Escrow Accounts, shall execute such reports or, if the Owner must execute such reports, shall deliver such reports to the Owner for execution prior to the date on which such reports are due and shall file such reports with the appropriate Persons. The Servicer shall timely prepare and deliver to the appropriate Persons Internal Revenue Service forms 1098, 1099 and 1099A (or any similar replacement, amended or updated Internal Revenue Service forms) relating to any Mortgage Loan for the time period such Mortgage Loan has been serviced by the Servicer. The Owner shall be solely responsible for filing any other forms including, without limitation and to the extent applicable, forms 1041 and K-1 or any similar replacement, amended or updated Internal Revenue Service forms. The reports to be provided under this section shall cover the period through the end of the month following the termination of this Agreement or, in the case of reports to be sent to the Internal Revenue Service, the end of the calendar year following termination of the Agreement. To the extent it is an Acceptable Servicing Practice, the Servicer shall promptly prepare all reports or other information required to respond to any inquiry from, or give any necessary instructions to, any mortgage insurer, provider of hazard insurance or other insurer or guarantor, taxing authority, tax service, or the Mortgagor.
Section 6.09.    Fair Credit Reporting Act. With respect to each Mortgage Loan, the Servicer shall fully furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company or their successors on a monthly basis.
Section 6.10.    Sanctions Lists; Suspicious Activity Reports.
(b)    The Servicer shall screen all existing Mortgagors and related mortgage participants upon any update to the Sanction Lists. Additionally, the Servicer will screen, or take appropriate steps to ensure any Vendor engaged by the Servicer will screen applicable wire and ACH transactions against the Sanctions Lists. The Servicer’s policies and procedures shall detail steps (i) to identify and resolve potential matches against the Sanction Lists, (ii) to escalate all potential matches to the Owner for mandatory review, and (iii) required for record retention in accordance with Applicable Law.
(c)    The Servicer shall maintain, policies, procedures, training and internal controls reasonably designed to detect and investigate potential suspicious activity and fraud by Mortgagors and related mortgage participants in compliance with the requirements of this Section 6.10. The Servicer will promptly disclose to the Owner potentially suspicious or unusual activity detected as part of the services performed on behalf of the Owner. The Servicer shall coordinate the filing of any necessary Suspicious Activity Reports (“SARs”) with respect to the Mortgagors and related mortgage participants with the Owner, if appropriate, and will maintain records of all such SARs filed and investigations performed in accordance with Applicable Law. The Servicer shall maintain reasonably adequate policies and procedures detailing steps (i) to conduct investigations in a timely manner that is consistent with Applicable Law, (ii) to maintain appropriate records for reviews, investigations and escalations, and (iii) if applicable, to review requests made pursuant to Section 314(a) of the USA Patriot Act through the Financial Crimes Enforcement Network.
(d)    On a case-by-case basis, the Owner may request additional documentation from the Servicer as it relates to the requirements and subject matter of this Section 6.10 if such documentation is warranted to address potential law enforcement requests, regulatory inquiries, compliance testing, and any general inquiry and the Servicer agrees to fully cooperate with the Owner in obtaining and providing such additional information.
ARTICLE VII

THE SERVICER
Section 7.01.    Indemnification; Third Party Claims.
(c)     Subject to Section 7.03, the Servicer agrees to indemnify the Owner and its present and former officers, directors, employees and agents and hold them harmless against any and all claims, losses, penalties, fines, forfeitures, legal fees (including legal fees incurred in connection with the enforcement of the Servicer’s indemnification obligation under this Section 7.01) and related costs, judgments, and any other costs, fees and expenses that the Owner or such Persons may sustain in any way which arise from (i) the failure of the Servicer to perform its duties and service the Mortgage Loans in strict compliance with the terms of this Agreement or (ii) the breach of any representation, warranty, covenant or agreement made by the Servicer hereunder. The Servicer shall not be liable, and assumes no liability, arising out of any act or omission to act of any servicer or sub-servicer (other than the Servicer), owner or originator of the Mortgage Loans or REO Properties before the related Servicing Transfer Date. Furthermore, the Servicer shall not be liable to the Owner with respect to action taken by the Servicer, or for refraining from taking any action, with respect to any Mortgage Loan or REO Property at and in conformity with the written direction of the Owner or for liability caused by or resulting from a delay occasioned by the Owner’s objection to a proposal by the Servicer hereunder, or for any liability caused by or resulting from the Owner’s breach of a representation or warranty herein or for any liability incurred by reason of the Owner’s willful misfeasance, bad faith or negligence in acting or refraining from acting or any failure of performance.
(d)    The Owner agrees to indemnify the Servicer and its respective present and former officers, directors, employees and agents and hold them harmless against any and all claims, losses, penalties, fines, forfeitures, legal fees (including legal fees incurred in connection with the enforcement of the Owner’s indemnification obligation under this Section 7.01) and related costs, judgments, and any other costs, fees and expenses that the Servicer or such Persons may sustain in any way which arise from or are in connection with (i) the breach of any representation, warranty, covenant or agreement made by the Owner hereunder, (ii) any actions or omissions in respect of any Mortgage Loan or REO Property of any prior servicer or sub-servicer (other than the Servicer), owner or originator of a Mortgage Loan or REO Property and (iii) the Servicer’s taking of any action, or refraining from the taking of any action, with respect to any Mortgage Loan or REO Property at the written direction of the Owner.
(e)    Promptly after receipt by an indemnified party under this Section 7.01 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 7.01, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party will not relieve the indemnifying party from any liability which it may have to any indemnified party under this Section 7.01, except to the extent that it has been prejudiced in any material respect, or from any liability which it may have, otherwise than under this Section 7.01. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided that if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party or parties shall have reasonably concluded that there may be legal defenses available to it or them and/or other indemnified parties which are different from or additional to those available to the indemnifying party, then the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party for expenses incurred by the indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (together with one local counsel, if applicable), approved by the Owner in the case of subsection (a), (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action or (iii) the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying party; and except that, if clause (i) or (iii) is applicable, such liability shall be only in respect of the counsel referred to in such clause (i) or (iii).
Section 7.02.    Merger or Consolidation of the Servicer. The Servicer will keep in full effect its existence, rights and authorizations to service the Mortgage Loans in all states in which Mortgaged Property is located, and will obtain and preserve its qualification to do business in each jurisdiction in which such qualification is, or shall be, necessary to protect the validity and enforceability of this Agreement or any of the Mortgage Loans and to perform its duties under this Agreement.
Any Person into which the Servicer may be merged or consolidated, or any corporation, limited liability company or other entity resulting from any merger, conversion or consolidation to which the Servicer shall be a party, or any Person succeeding to the business of the Servicer, or any Person acquiring all or substantially all of the assets of the Servicer, shall be the successor of the Servicer hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving party (i) be an established mortgage loan servicing institution that is a Fannie Mae or Freddie Mac approved seller/servicer in good standing and (ii) have a net worth of not less than $15,000,000.
Section 7.03.    Limitation on Liability of the Servicer and Others. Except as otherwise provided in Section 7.01, neither the Servicer nor any of the directors, officers, employees or agents of the Servicer shall be liable to the Owner for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment; provided, however, that this provision shall not protect the Servicer or any such person against any failure to perform its obligations in strict compliance with this Agreement. The Servicer and any director, officer, employee or agent of the Servicer may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder. The Servicer shall be entitled to rely upon any notice, document, correspondence, request, directives or other communication received by it from the Owner that the Servicer believes to be genuine and to have been signed or presented by an authorized officer or representative of the Owner, and shall not be obligated to inquire as to the authority or power of any Person so executing or presenting any notice, document, correspondence, request, directive or other communication or as to the truthfulness of any statements therein. Except as otherwise set forth herein, the Servicer shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties to service the Mortgage Loans in accordance with this Agreement and which in its opinion may involve it in any expenses or liability; provided, however, that the Servicer may undertake any such action which it may deem necessary or desirable in respect to this Agreement and the rights and duties of the parties hereto. In such event, the reasonable legal expenses and reasonable costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities for which the Owner will be liable, and the Servicer shall be entitled to be reimbursed therefor from the Owner upon written demand.
NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, THE PARTIES AGREE HERETO THAT NO PARTY HERETO SHALL BE LIABLE TO ANY OTHER PARTY HERETO FOR ANY SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES WHATSOEVER, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR ANY OTHER LEGAL OR EQUITABLE PRINCIPLES; PROVIDED, THAT, THE FOREGOING PROVISION SHALL NOT LIMIT OR RELIEVE ANY PARTY HERETO OF ANY OBLIGATION UNDER THIS AGREEMENT TO INDEMNIFY ANY OTHER PARTY HERETO AGAINST ANY DAMAGES IMPOSED UPON SUCH PARTY BY A FINAL ORDER OF ANY COURT OF COMPETENT JURISDICTION IN CONNECTION WITH ANY LEGAL ACTION BROUGHT AGAINST SUCH PARTY HERETO BY ANY THIRD PARTY.
Section 7.04.    Transactions with Related Persons. In carrying out its obligations and duties under this Agreement, the Servicer may not contract with its affiliates without the prior written consent of the Owner to the extent the costs or fees for providing services by such affiliates shall be reimbursable by the Owner hereunder.
Section 7.05.    Servicer Not to Resign. The Servicer shall not assign this Agreement or resign from the obligations and duties hereby imposed on it except: (a) as otherwise set forth in this Agreement; (b) by mutual consent of the Servicer and the Owner; or (c) upon the determination that its duties hereunder are no longer permissible under Applicable Regulations and such incapacity cannot be cured by the Servicer; provided, however, that the Servicer shall not be entitled to any Deboarding Fees or Termination Fees in connection with a resignation pursuant to this clause (c). Any such determination permitting the resignation of the Servicer shall be evidenced by an opinion of counsel to such effect delivered to the Owner, which opinion of counsel shall be in form and substance acceptable to the Owner. No such resignation shall become effective until a successor shall have assumed the Servicer’s responsibilities and obligations hereunder in the manner provided in Section 10.01.
ARTICLE VIII

DEFAULT
Section 8.01.    Events of Default. Each of the following shall constitute an Event of Default by the Servicer:
(b)    any failure by the Servicer to remit to the Owner any payment required to be made under the terms of this Agreement which continues unremedied for a period of one (1) Business Day after the date upon which written notice of such failure, requiring the same to be remedied, shall have been given to the Servicer by the Owner;
(c)    any failure by the Servicer duly to observe or perform in any material respect any other of the covenants or agreements on the part of the Servicer set forth in this Agreement which continues un-remedied for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Servicer by the Owner;
(d)    a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Servicer and such decree or order shall have remained in force undischarged or unstayed for a period of sixty (60) days;
(e)    the Servicer shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to the Servicer or of or relating to all or substantially all of its property;
(f)    the Servicer ceases to meet the qualifications of a Fannie Mae or Freddie Mac servicer and such approvals are not reinstated within thirty (30) days;
(g)    the Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors or voluntarily suspend payment of its obligations; or
(h)    any failure by the Servicer to maintain the material licenses to do business in any jurisdiction where the Mortgaged Property is located, but only to the extent such non-qualification materially and adversely affects such Party’s ability to perform its obligations hereunder;
then, and in each and every such case, so long as an Event of Default shall not have been remedied, the Owner, by notice in writing to the Servicer may, in addition to whatever rights the Owner may have at law or in equity to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Servicer as servicer under this Agreement in accordance with Section 9.04. On or after the receipt by the Servicer of such written notice, all authority and power of the Servicer to service the Mortgage Loans under this Agreement shall on the date set forth in such notice pass to and be vested in the successor appointed pursuant to Section 10.01.
Section 8.02.    Waiver of Defaults. The Owner may waive any default by the Servicer in the performance of its obligations hereunder and its consequences. Upon any such waiver of a past default, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived.
ARTICLE IX

TERM; TERMINATION
Section 9.01.    Term. This Agreement shall not be subject to a specific term; provided, however, that in the event the Owner elects to terminate this Agreement with respect to all of the Mortgage Loans without cause pursuant to Section 9.03(a) prior to the end of twenty-four (24) month period commencing on the date of this Agreement, the Owner shall pay the Servicer the applicable Termination Fee.
Section 9.02.    Termination. This Agreement shall terminate upon any of the following: (i) the later of the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or the disposition of any remaining REO Property and the remittance of all funds due hereunder; (ii) the mutual consent of the Servicer and the Owner in writing; (iii) termination by the Servicer or the Owner with or without cause under the terms of this Agreement; (iv) with respect to the related Mortgage Loans, a Securitization Transaction pursuant to Section 10.13; or (v) as soon as practicable, but no longer than thirty (30) days, after the expiration or earlier termination of that certain Asset Management Agreement, dated as of December 21, 2012, between Altisource Residential Corporation and Altisource Asset Management Corporation. The termination of this Agreement pursuant to this Article IX shall not release either party from liability for its own misrepresentation or for any breach by it of any covenant, agreement, representation or warranty herein arising prior to such termination.
Section 9.03.    Termination Without Cause.
(a)    The Owner may terminate, at its sole option, any rights the Servicer may have hereunder, without cause, as provided in this Section 9.03(a) with respect to one or more Mortgage Loans upon sixty (60) days prior written notice to the Servicer. In the event that the Servicer is terminated pursuant to this Section 9.03(a), the Owner shall, subject to Section 9.01, (i) pay the Servicer an amount equal to (1) the applicable Deboarding Fees and (2) all outstanding Servicing Advances and Servicing Fees (to the extent earned) and (ii) the Owner shall be responsible for all Servicing Transfer Costs and shall reimburse the Servicer for all Servicing Transfer Costs incurred by the Servicer within ten (10) Business Days of receipt of an invoice for such costs.
(b)    Other than during the twelve (12) month period following the date of this Agreement, the Servicer may terminate, at its sole option, its obligations under this Agreement upon ninety (90) days prior written notice. Any such notice of termination shall be in writing and delivered to the Owner by registered mail as provided in Section 10.04. If the event the Servicer terminates this Agreement pursuant to this Section 9.03(b), (i) the Owner shall pay the Servicer all outstanding Servicing Advances and Servicing Fees (to the extent earned), but the Servicer shall not be entitled to any Deboarding Fees or Termination Fees and (ii) the Servicer shall be responsible for all Servicing Transfer Costs and shall reimburse the Owner for all Servicing Transfer Costs incurred by the Owner within ten (10) Business Days of receipt of an invoice for such costs.
Section 9.04.    Termination with Cause. So long as an Event of Default shall have occurred and shall not have been remedied, the Owner, by notice in writing to the Servicer, may, in addition to whatever rights such party may have at law or equity to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Servicer under this Agreement. In the event the Owner terminates Servicer pursuant to this Section 9.04, (i) the Owner shall pay the Servicer all outstanding Servicing Advances and Servicing Fees (to the extent earned), but the Servicer shall not be entitled to any Deboarding Fees or Termination Fees and (ii) the Servicer shall be responsible for all Servicing Transfer Costs and shall reimburse the Owner for all Servicing Transfer Costs incurred within ten (10) Business Days of receipt of an invoice for such costs.
Section 9.05.    Transfer Procedures. In the event the Servicer is replaced or otherwise transfers servicing with respect to one or more Mortgage Loans pursuant to the terms of this Agreement, the Servicer agrees to cooperate with the Owner and with any party designated as the successor servicer or subservicer in transferring the servicing to such successor servicer. In addition, the Servicer shall be responsible for notifying the related mortgagors of any transfer of servicing in accordance with the requirements of the RESPA and the Cranston Gonzalez National Affordable Housing Act of 1990. On or before the Transfer Date with respect to one or more Mortgage Loans, the Servicer shall prepare, execute and deliver to the successor servicer any and all documents and other instruments, place in such successor’s possession all Mortgage Loan Documents necessary or appropriate to effect the purposes of such notice of termination, including but not limited to the transfer and endorsement or assignment of the related Mortgage Loans and related documents. If such transfer of servicing relates to a termination of the Servicer pursuant to Section 7.05(c), Section 9.03(b) or Section 9.04, such actions shall be undertaken at the Servicer’s sole expense, but shall otherwise be at the sole expense of the Owner. The Servicer shall reasonably cooperate with the Owner and the successor servicer in effecting the termination of the Servicer’s responsibilities and rights hereunder with respect to one or more Mortgage Loans.
In the event of a servicing transfer to a successor servicer, the Servicer shall comply with all Applicable Regulations with respect to servicing transfers. In addition, the Servicer shall comply with the CFPB’s rules and/or guidelines with respect to servicing transfers, including without limitation its Bulletin 2014-1 issued on August 19, 2014. The Servicer and the Owner shall provide all reasonable cooperation and assistance as may be requested by the other party in connection with compliance with such rules and/or guidelines. The Servicer and the Owner shall cooperate after the applicable Transfer Date to promptly resolve all customer complaints, disputes and inquiries related to activities that occurred prior to such transfer date or in connection with the transfer of servicing.
The Servicer shall be entitled to be reimbursed for all unreimbursed Servicing Advances and accrued and unpaid Servicing Fees, to the extent earned, and for any trailing expenses representing Servicing Advances for which invoices are received after the Transfer Date within ten (10) Business Days of receipt of invoices for such amounts.
ARTICLE X

MISCELLANEOUS PROVISIONS
Section 10.01.    Successor to the Servicer. Prior to the termination of the Servicer’s responsibilities and duties under this Agreement pursuant to Section 7.05, 8.01 or Article IX, the Owner shall succeed to and assume all of the Servicer’s responsibilities, rights, duties and obligations under this Agreement or appoint a successor which shall succeed to all rights and assume all of the responsibilities, duties and liabilities of the Servicer under this Agreement prior to the termination of the Servicer’s responsibilities, duties and liabilities under this Agreement. In connection with such appointment and assumption, the Owner may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as it and such successor shall agree. In the event that the Servicer’s duties, responsibilities and liabilities under this Agreement should be terminated pursuant to the aforementioned Sections, the Servicer shall discharge such duties and responsibilities during the period from the date it acquires knowledge of such termination until the effective date thereof with the same degree of diligence and prudence which it is obligated to exercise under this Agreement, and shall take no action whatsoever that might impair or prejudice the rights or financial condition of its successor. The resignation or removal of the Servicer pursuant to the aforementioned Sections shall not become effective until the Owner succeeds to or a successor is appointed pursuant to this Section 10.01.
Any termination or resignation of the Servicer or termination of this Agreement shall not affect any claims that the Owner may have against the Servicer, or any claims that the Servicer may have against the Owner, arising prior to any such termination or resignation.
The Servicer shall timely deliver to the successor the funds in the Custodial Account and the Escrow Account and the Mortgage Servicing Files and Mortgage Notes, if any, and related documents and statements held by it hereunder and the Servicer shall account for all funds. The Servicer shall comply with Section 9.05 and execute and deliver such instruments and do such other things all as may reasonably be required to more fully and definitely vest and confirm in the successor all such rights, powers, duties, responsibilities, obligations and liabilities of the Servicer.
If any of the Mortgage Loans are MERS Designated Mortgage Loans, in connection with the termination or resignation of the Servicer hereunder, the Servicer shall cooperate with the successor servicer either (x) in causing MERS to execute and deliver an assignment of Mortgage in recordable form to transfer the Mortgage from MERS to the Owner and to execute and deliver such other notices, documents and other instruments as may be necessary or desirable to effect a transfer of such Mortgage Loan or subservicing of such Mortgage Loan on the MERS System to the successor servicer or (y) in causing MERS to designate on the MERS System the successor servicer as the subservicer of such Mortgage Loan.
Section 10.02.    Amendment. This Agreement may be amended from time to time by the Servicer and the Owner by written agreement signed by the Servicer and the Owner.
Section 10.03.    GOVERNING LAW. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING OUT OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS THEREOF (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW).

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Section 10.04.    Notices. All demands, notices and communications hereunder shall be in writing and shall be deemed conclusively to have been given if personally delivered at or mailed by registered mail, postage prepaid, and return receipt requested or transmitted by email and confirmed by a similar mailed writing:
(i)    in the case of the Servicer:
Servis One, Inc. d/b/a BSI Financial Services
1425 Greenway Drive, Suite 400,
Irving, Texas 75038
Attention: Gagan Sharma, President and CEO
Email: gagan@bsifinancial.com

with a copy to:
Servis One, Inc. d/b/a BSI Financial Services
1425 Greenway Drive, Suite 400,
Irving, Texas 75038
Attention: General Counsel
Email: jdorchuck@bsifinancial.com
(ii)    in the case of an Owner:
Altisource Residential, L.P.,
c/o Altisource Asset Management Corporation
402 Strand Street
Frederiksted, VI 00840-3531
Attention: Corporate Secretary
Email: Stephen.Gray@AltisourceAMC.com
or such other address as may hereafter be furnished to the other party by like notice.
Section 10.05.    Severability Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, the invalidity of any such covenant, agreement, provision or term of this Agreement shall in no way affect the validity or enforceability of the other provisions of this Agreement; provided, however, that if the invalidity of any covenant, agreement or provision shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate in good faith to develop a structure the economic effect of which is identical to the economic effect of this Agreement.
Section 10.06.    Exhibits. The exhibits of this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.
Section 10.07.    General Interpretive Principles. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:
(i)    the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;
(ii)    accounting terms not otherwise defined herein have the meaning assigned to them in accordance with generally accepted accounting principles;
(iii)    references herein to “Articles,” “Sections,” “Subsections,” “Paragraphs,” and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;
(iv)    a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;
(v)    the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision; and
(vi)    the term “include” or “including” shall mean without limitation by reason of enumeration.
Section 10.08.    Reproduction of Documents. This Agreement and all documents relating thereto, including, without limitation, (i) consents, waivers and modifications which may hereafter be executed, (ii) documents received by any party at the closing, and (iii) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.
Section 10.09.    Provision of Information. In addition to the reports required under Section 5.02 during the term of this Agreement, the Servicer shall furnish to the Owner such other periodic, special, or other reports or information, whether or not provided for herein, as shall be necessary, reasonable, and appropriate with respect to the Owner or the purposes of this Agreement. All such other reports or information shall be provided by and in accordance with all reasonable instructions and directions which the Owner may give. The Servicer shall notify the Owner with respect to the estimated cost of preparing any such other reports prior to their preparation. If any such other reports or information require the Servicer to perform any additional programming functions to prepare such reports or information, the costs to prepare such reports or information shall be a Servicing Advance and the Servicer shall be reimbursed for such Servicing Advances pursuant to Section 4.05(ii).
Section 10.10.    Further Assurances. Each party to this Agreement agrees to execute and deliver such instruments and take such actions as the other party may, from time to time, reasonably request to effect the purpose and carry out the terms of this Agreement.
Section 10.11.    No Solicitations. From and after the related Servicing Transfer Date, the Servicer agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, or by any independent contractors on the Servicer’s behalf, to personally, by telephone or mail, solicit the Mortgagor under any Mortgage Loan to refinance a Mortgage Loan without the prior written consent of the Owner. Notwithstanding the foregoing, it is understood and agreed that the following shall not constitute solicitations under this Section 10.11: (i) promotions undertaken by the Servicer or any affiliate thereof which are directed to the general public at large, including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio, Internet and television advertisements; and (ii) any solicitations made as part of a loss mitigation strategy for any defaulted Mortgage Loan.
Section 10.12.    Financial Statements; Servicing Facilities. In connection with marketing the Mortgage Loans, the Servicer shall make available to the Owner or any prospective purchaser a knowledgeable financial or accounting officer for the purpose of answering questions respecting recent developments affecting the Servicer or the financial statements of the Servicer (to the extent such information is generally available to the public), and to permit any prospective purchaser, upon reasonable written notice to the Servicer and at a reasonable time during normal hours of operation for the Servicer, to inspect the Servicer’s servicing facilities for the purpose of satisfying such prospective purchaser that the Servicer has the ability to service the Mortgage Loans and REO Properties in accordance with the provisions of this Agreement.
Section 10.13.    Reconstitution. The Servicer and the Owner agree that with respect to some or all of the Mortgage Loans, the Owner may effect one or more Whole Loan Transfers, and/or one or more Securitization Transactions. With respect to each Whole Loan Transfer or Securitization Transaction, as the case may be, entered into by the Owner, the Servicer agrees:
(i)    to fully cooperate with the Owner and any prospective purchaser with respect to all reasonable requests and due diligence procedures including, without limitation, making a senior officer or officers of the Servicer available to participate in due diligence calls and meetings with rating agencies, bond insurers and such other parties as the Owner shall designate; to participate in meetings with prospective purchasers of the Mortgage Loans or interests therein, and providing information reasonably requested by such purchasers; and to reasonably cooperate with each applicable Rating Agency and any third-party due diligence provider in any requested pre-securitization loan-level review of the applicable Mortgage Loans and to provide any due diligence reports with respect to the Mortgage Loans and the Servicer that are reasonably requested by any applicable Rating Agency pre- or post-securitization.
(ii)    to execute any applicable Reconstitution Agreements and other agreements including, without limitation, indemnification and contribution agreements, that are mutually agreed upon by the Servicer and the other parties thereto;
(iii)    to deliver to the Owner for inclusion in any prospectus or other offering material such publicly available information regarding the Servicer, its financial condition and its mortgage loan delinquency, foreclosure and loss experience and any additional information reasonably requested by the Owner (collectively, the “Servicer Information”), and to indemnify the Owner and its affiliates for material misstatements or omissions contained in such information;
(iv)    to deliver such statements and audit letters of reputable, certified public accountants pertaining to the Servicer Information as shall be reasonably requested by the Owner;
(v)    to cooperate with the Owner and any prospective purchaser with respect to the preparation, endorsement, assignment, or delivery, as the case may be, of any of the Mortgage Loan Documents and other related documents, with respect to servicing requirements reasonably requested by the rating agencies and credit enhancers;
(vi)    in connection with any Securitization Transaction, to execute a pooling and servicing agreement, which pooling and servicing agreement may, at the Owner’s direction, contain contractual provisions including, but not limited to, a customary certificate payment delay, servicer advances of delinquent scheduled payments of principal and interest through liquidation (unless deemed non-recoverable) and prepayment interest shortfalls (to the extent of the monthly servicing fee payable thereto), servicing representations and warranties which in form and substance conform to the representations and warranties in this Agreement and to secondary market standards for securities backed by mortgage loans and property similar to the Mortgage Loans and such provisions with regard to servicing responsibilities, investor reporting, segregation and deposit of principal and interest payments, custody of the Mortgage Loans, and other covenants as are required by the Owner and one or more Rating Agencies. If the Owner deems it advisable at any time to pool the Mortgage Loans with other mortgage loans for the purpose of resale or securitization, the Servicer agrees to execute one or more servicing agreements between itself and a master servicer designated by the Owner at the Owner’s sole discretion, and/or one or more servicing agreements among the Servicer, the Owner and a trustee designated by the Owner at the Owner’s sole discretion, such agreements in each case incorporating terms and provisions substantially identical to those described in this paragraph; and
(vii)    to negotiate and execute a credit risk management agreement with a credit risk manager designated by the Owner at the Owner’s sole discretion.
The Owner agrees to reimburse the Servicer for all reasonable out-of-pocket costs and expenses (including reasonable legal fees) incurred by the Servicer in connection with assisting the Owner with effecting any Whole Loan Transfer or Securitization Transaction as contemplated herein. All Mortgage Loans not sold or transferred pursuant to a Whole Loan Transfer or Securitization Transaction shall be subject to this Agreement and shall continue to be serviced in accordance with the terms of this Agreement and with respect thereto this Agreement shall remain in full force and effect.
Section 10.14.    Jurisdiction; Waiver of Jury Trial. Each of the Owner and the Servicer hereby irrevocably submits to the non-exclusive jurisdiction of the courts of the State of New York sitting in the borough of Manhattan and the Federal Courts of the United States of America for the Southern District of New York and any appellate court thereof in any action or proceeding arising out of or relating to this Agreement, and each of the Owner and the Servicer hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or in such Federal court. Each of the Owner and the Servicer hereby irrevocably consents to the fullest extent permitted under Applicable Regulations, to the service of any summons and complaint and any other process by the mailing of copies of such process to them at their respective address specified in this Agreement. Each of the Owner and the Servicer hereby agrees, to the fullest extent permitted under Applicable Regulations, that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, EACH OF THE OWNER AND THE SERVICER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.
Section 10.15.    Assignment by the Owner. The Owner shall have the right, without the consent of the Servicer, to assign, in whole or in part, its interest under this Agreement with respect to some or all of the Mortgage Loans and/or REO Properties, and designate any Person to exercise any rights of the Owner hereunder, and the assignee or designee shall accede to the rights, and shall assume all of obligations hereunder, of the Owner with respect to such Mortgage Loans and the REO Properties, including, without limitation the obligation to reimburse the Servicer for any Servicing Advances, with respect to the period following the date of assignment. All references to the Owner in this Agreement shall be deemed to include its assignee or designee.
Section 10.16.    Limitation on Assignment by the Servicer. The Owner has entered into this Agreement with the Servicer and, if applicable, subsequent purchasers will purchase the Mortgage Loans in reliance upon the independent status of the Servicer, and the representations as to the adequacy of its servicing facilities, plant, personnel, records and procedures, its integrity, reputation and financial standing, and the continuance thereof. Therefore, the Servicer shall not assign this Agreement or the servicing hereunder or delegate its rights or duties hereunder or any portion hereof without the prior written consent of the Owner, except: (a) as otherwise provided for in this Agreement, or (b) the Servicer, without the consent of the Owner, may retain third party contractors to perform certain servicing and loan administration functions, including without limitation, hazard insurance administration, tax payment and administration, flood certification and administration, collection services and similar functions; provided, that the retention of such contractors by the Servicer shall not limit the obligation of the Servicer to service the Mortgage Loans pursuant to the terms and conditions of this Agreement.
Section 10.17.    Compliance with REMIC Provisions. If a REMIC election has been made with respect to the arrangement under which the Mortgage Loans and REO Properties are held, the Servicer shall not take any action, cause the REMIC to take any action or fail to take (or fail to cause to be taken) any action that, under the REMIC Provisions, if taken or not taken, as the case may be, could (i) endanger the status of the REMIC as a REMIC or (ii) result in the imposition of a tax upon the REMIC (including but not limited to the tax on “prohibited transactions” as defined in Section 860F(a)(2) of the Code and the tax on “contributions” to a REMIC set forth in Section 860G(d) of the Code) unless the Servicer has received an opinion of counsel (at the expense of the party seeking to take such action) to the effect that the contemplated action will not endanger such REMIC status or result in the imposition of any such tax.
Section 10.18.    Confidentiality.
(a)    In connection with this Agreement, the Servicer on one hand and the Owner on the other, intend to disclose to each other and their respective officers, agents, advisors, directors, representatives and employees (“Representatives”) certain information regarding the operation, businesses, properties, finances, contractual relationships, policies, procedures and practices of the Servicer and its affiliates on one hand and Owner on the other. The terms of this Agreement and any and all such information disclosed by the Servicer and/or its agents or advisors to the Owner or its Representatives on one hand and by the Owner and/or its agents or advisors to the Servicer or its respective Representatives, whether before or after the date of this Agreement and whether oral or written in whatever form provided, is hereinafter referred to as “Confidential Information.” Such Confidential Information shall remain the sole property of the Servicer on one hand and the Owner on the other, as applicable and shall be used and handled in accordance with the terms and conditions set forth in this Agreement.
(b)    Notwithstanding anything to the contrary herein, the term Confidential Information shall not include any such information that is or becomes available on a non-confidential basis from a source other than the Servicer on one hand or the Owner on the other or is or becomes generally available to the public other than as a result of an unauthorized disclosure by the Owner or its Representatives on one hand or the Servicer or its Representatives on the other.
(c)    Without the Servicer’s prior written consent, the Owner shall not, or permit any of its Representatives to, disclose to any person or entity the fact that the Servicer has made any Confidential Information available to the Owner, except to the extent that it is appropriate to do so in working with legal counsel, auditors and taxing authorities.
(d)    Without the Owner’s prior written consent, the Servicer shall not, or permit any of its Representatives to, disclose to any person or entity the fact that the Owner has made any Confidential Information available to the Servicer, except to the extent that it is appropriate to do so in working with legal counsel, auditors and taxing authorities.
(e)    The Owner may disclose any part or portion of the Confidential Information that the Owner is required to disclose pursuant to Applicable Regulations, rule, regulation, subpoena, or similar court process; provided, that the Owner shall (i) notify, to the extent permitted under law, the Servicer in writing prior to any such disclosure so as to provide the Servicer with a reasonable opportunity to seek to enjoin, prevent, stay or defer such disclosures, (ii) to the extent permissible under law, consult and cooperate with the Servicer as to the content, nature, and timing of such disclosure, and (iii) in the event a protective order or another remedy is not timely obtained, disclose only such part or portion of such Confidential Information as is reasonably required pursuant to such law, rule, regulation, subpoena, or other similar process. The Owner and its Representatives shall reasonably cooperate with any of the Servicer’s efforts to obtain reasonable assurance that confidential treatment will be accorded the Confidential Information so disclosed.
(f)    The Servicer may disclose any part or portion of the Confidential Information that the Servicer is required to disclose pursuant to Applicable Regulations, rule, regulation, subpoena, or similar court process; provided, that the Servicer shall (i) notify, to the extent permitted under law, the Owner in writing prior to any such disclosure so as to provide the Owner with a reasonable opportunity to seek to enjoin, prevent, stay or defer such disclosures, (ii) to the extent permissible under law, consult and cooperate with the Owner as to the content, nature, and timing of such disclosure, and (iii) in the event a protective order or another remedy is not timely obtained, disclose only such part or portion of such Confidential Information as is reasonably required pursuant to such law, rule, regulation, subpoena, or other similar process. The Servicer and its Representatives shall reasonably cooperate with any of the Owner’s efforts to obtain reasonable assurance that confidential treatment will be accorded the Confidential Information so disclosed.
(g)    The Owner on one hand and the Servicer on the other, acknowledge that money damages may not be a sufficient remedy for any breach of this Section 10.18 by the other party or their Representatives. Accordingly, in the event of any such breach of this Section 10.18, in addition to any other remedies at law or in equity that the Servicer may have on one hand and the Owner may have on the other, the other party shall be entitled to seek equitable relief, including injunctive relief or specific performance or both.
(h)    Notwithstanding anything herein to the contrary, the Servicer or the Owner (or any officers, agents, advisors, directors, representatives and employees of the Servicer or the Owner) may disclose to any and all persons, without limitation, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind that are provided to it relating to such tax treatment and tax structure.
(i)    Each party’s obligations under this Section 10.18 shall terminate not later than six (6) months after the termination of this Agreement.
Section 10.19.    Counterparts. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument. Delivery of an executed signature page by facsimile shall constitute delivery of an original signature for the purposes of this Agreement.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREFORE, this Agreement has been executed as of the day and year first above written.
ALTISOURCE RESIDENTIAL, L.P.
By: Altisource Residential GP, LLC, its general partner
By: Altisource Residential Corporation, its sole member
By: /s/ Kenneth D. Najour
Name: Kenneth D. Najour
Title: Chief Accounting Officer
SERVIS ONE, INC.
d/b/a BSI FINANCIAL SERVICES
By: /s/ Jordan Dorchuck
Name: Jordan Dorchuck
Title: Executive Vice President
EXHIBIT A

FORM OF ACKNOWLEDGEMENT AGREEMENT

Date: [__________]
Pursuant to that certain Servicing Agreement, dated as of January 29, 2015 (the “Agreement”) between Altisource Residential, L.P. (the “Initial Owner”) and Servis One, Inc. d/b/a BSI Financial Services (the “Servicer”), the Initial Owner hereby engages the Servicer to service the mortgage loans identified on the Mortgage Loan Schedule attached hereto as Schedule I (the “Mortgage Loans”). With respect to each Mortgage Loan, the applicable Owner shall be the Owner identified on the Mortgage Loan Schedule. Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Agreement.
Servicer hereby agrees to service the Mortgage Loans as of the Servicing Transfer Date and assumes all responsibilities to service the Mortgage Loans in accordance with the Agreement. In addition, pursuant to Section 4.18 of the Agreement, the Servicer shall comply with the Third Party Servicing Requirements set forth on Schedule II.
Except as specified on Schedule III, each of the Initial Owner and the Servicer represents and warrants that its respective representations and warranties made in the Agreement are true and correct as of the Servicing Transfer Date or such other date as is specified in the Agreement.
The applicable Owner of the Mortgage Loans is entitled to the benefit of and to enforce all rights, representations, warranties, covenants, agreements and obligations owed to such Owner under the Agreement with respect to the Mortgage Loans.
As set forth in the Agreement, the following terms shall have the respective meanings set forth below with respect to the Mortgage Loan Package referenced hereby.

1.	Cut-off Date: [_____________]

2.	Servicing Transfer Date: [____________]

3.	Mortgage Loan Purchase Agreement: [_______________]

4.	Financing Party: [__________________]
This Acknowledgement Agreement shall inure to the benefit of and be binding upon the Initial Owner and its successors and assigns.
This Acknowledgement Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.
This Acknowledgement Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts taken together shall constitute one and the same instrument.
[Signature Page Follows]
IN WITNESS WHEREOF, the Owner and the Servicer have executed this Acknowledgement Agreement as the day and year first written above.
ALTISOURCE RESIDENTIAL, L.P., as Initial Owner
By: Altisource Residential GP, LLC, its general partner
By: Altisource Residential Corporation, its sole member
By:
Name: Ashish Pandey
Title: Chief Executive Officer

SERVIS ONE, INC.
d/b/a BSI FINANCIAL SERVICES, as Servicer

By:
Name:
Title:

Schedule I

Mortgage Loan Schedule

Schedule II

Third Party Servicing Requirements

Schedule III

Exceptions to Representations and Warranties

EXHIBIT B

CUSTODIAL ACCOUNT LETTER AGREEMENT
(Date)

To:	______________________________

______________________________

______________________________

(the “Depository”)
As the “Servicer” under the Servicing Agreement, dated as of January 29, 2015, by and between Altisource Residential, L.P. and Servis One, Inc. d/b/a BSI Financial Services (the “Agreement”), we hereby authorize and request you to establish an account, as a Custodial Account pursuant to Section 4.04 of the Agreement, to be designated as “Servis One, Inc. d/b/a BSI Financial Services, Custodial Account in trust for Altisource Residential, L.P. - Residential Mortgage Loans.” All deposits in the account shall be subject to withdrawal therefrom by order signed by the Servicer. This letter is submitted to you in duplicate. Please execute and return one original to us.
SERVIS ONE, INC.
d/b/a BSI FINANCIAL SERVICES
By:
Name:
Title:

The undersigned, as “Depository,” hereby certifies that the above described account has been established under Account Number ___________________, at the office of the depository indicated above, and agrees to honor withdrawals on such account as provided above.
[NAME OF DEPOSITORY]
By:

Name:

Title:

EXHIBIT C

ESCROW ACCOUNT LETTER AGREEMENT
(date)

To:	______________________________

______________________________

______________________________

(the “Depository”)
As the “Servicer” Servicing Agreement, dated as of January 29, 2015, by and between Altisource Residential, L.P. and Servis One, Inc. d/b/a BSI Financial Services (the “Agreement”), we hereby authorize and request you to establish an account, as an Escrow Account pursuant to Section 4.06 of the Agreement, to be designated as “Servis One, Inc. d/b/a BSI Financial Services, Escrow Account in trust for Altisource Residential, L.P. and various Mortgagors - Residential Mortgage Loans.” All deposits in the account shall be subject to withdrawal therefrom by order signed by the Servicer. This letter is submitted to you in duplicate. Please execute and return one original to us.
SERVIS ONE, INC.
d/b/a BSI FINANCIAL SERVICES
By:
Name:
Title:

The undersigned, as “Depository,” hereby certifies that the above described account has been established under Account Number ___________________, at the office of the depository indicated above, and agrees to honor withdrawals on such account as provided above.
[NAME OF DEPOSITORY]
By:

Name:

Title:

EXHIBIT D

CONTENTS OF EACH MORTGAGE SERVICING FILE
With respect to each Mortgage Loan, the Mortgage Servicing File shall include each of the following items, to the extent such items were delivered to the Servicer, which shall be available for inspection by the Owner or such other party designated by the Owner:

1.	Copies of the Mortgage Loan Documents.

2.	Residential loan application.

3.	Mortgage Loan closing statement.

4.	Verification of employment and income.

5.	Verification of acceptable evidence of source and amount of down payment.

6.	Credit report on Mortgagor.

7.	Residential appraisal report.

8.	Photograph of the Mortgaged Property.

9.	Survey of the Mortgaged Property.

10.
Copy of each instrument necessary to complete identification of any exception set forth in the exception schedule in the title policy, i.e., map or plat, restrictions, easements, sewer agreements, home association declarations, etc.

11.	All required disclosure statements and statement of Mortgagor confirming receipt thereof.

12.	If available, termite report, structural engineer’s report, water potability and septic certification.

13.	Sales contract.

14.	Hazard insurance policy.

15.
Tax receipts, insurance premium receipts, ledger sheets, payment history from date of origination, insurance claim files, correspondence, current and historical computerized data files, and all other processing, underwriting and closing papers and records which are customarily contained in a mortgage loan file and which are required to document the Mortgage Loan or to service the Mortgage Loan.

16.	Amortization schedule, if available.

17.	Payment history for Mortgage Loans.

EXHIBIT E
MONTHLY REPORT AND DELINQUENCY REPORT

[TO BE MUTUALLY AGREED UPON BY THE
INITIAL OWNER AND THE SERVICER ]

EXHIBIT F

FORM OF POWER OF ATTORNEY

LIMITED POWER OF ATTORNEY
[NAME OF OWNER], a [________], having its principal place of business at [__________], as the Owner (hereinafter called the “Owner”) hereby appoints Servis One, Inc. d/b/a BSI Financial Services (hereinafter called the “Servicer”), as its true and lawful attorney-in-fact to act in the name, place and stead of the Owner for the purposes set forth below.
The said attorneys-in-fact, and each of them, are hereby authorized, and empowered, as follows:

1.
To execute, acknowledge, seal and deliver deed of trust/mortgage note endorsements, lost note affidavits, assignments of deed of trust/mortgage and other recorded documents, satisfactions/releases/reconveyances of deed of trust/mortgage, subordinations and modifications, tax authority notifications and declarations, deeds, bills of sale, and other instruments of sale, conveyance, and transfer, appropriately completed, with all ordinary or necessary endorsements, acknowledgments, affidavits, and supporting documents as may be necessary or appropriate to effect its execution, delivery, conveyance, recordation or filing.

2.
To execute and deliver insurance filings and claims, affidavits of debt, substitutions of trustee, substitutions of counsel, non-military affidavits, notices of rescission, foreclosure deeds, transfer tax affidavits, affidavits of merit, verifications of complaints, notices to quit, bankruptcy declarations for the purpose of filing motions to lift stays, and other documents or notice filings on behalf of the Owner in connection with insurance, foreclosure, bankruptcy and eviction actions.

3.	To endorse any checks or other instruments received by the Servicer and made payable to the Owner.

4.
To pursue any deficiency, debt or other obligation, secured or unsecured, including but not limited to those arising from foreclosure or other sale, promissory note or check. This power also authorizes the Servicer to collect, negotiate or otherwise settle any deficiency claim, including interest and attorney’s fees.

5.
To do any other act or complete any other document that arises in the normal course of servicing of all Mortgage Loans and REO Properties, as defined in, and subject to the terms of, the Servicing Agreement, by and between the Servicer and Altisource Residential, L.P., dated as of January 29, 2015 (the “Servicing Agreement”).

In the event of any conflict between the terms of the Servicing Agreement and the terms hereof, the provisions of the Servicing Agreement shall control, and this Limited Power of Attorney does not constitute a waiver of any provisions of the Servicing Agreement.

Dated: ____________________	[_____________________________________]
Witness:

    Name:
Title:

Name:

Name:

State of [________])
:    ss
County of ___________)
BEFORE ME, _______________________, a Notary Public in and for the jurisdiction aforesaid, on this ______ day of _________________, personally appeared _________________________ who resides at ______________ ________________ and who is personally known to me (or sufficiently proven) to be a _________________________ and the person who executed the foregoing instrument by virtue of the authority vested in him/her and he/she did acknowledge the signing of the foregoing instrument to be his/her free and voluntary act and deed as a _________________________, for the uses, purposes and consideration therein set forth.
Witness my hand and official seal this _____ day of ______________.

____________________________________

NOTARY STAMP

My Commission Expires: ____________________________

EXHIBIT G

SERVICING TRANSFER INSTRUCTIONS
[BSI SERVICING TRANSFER INSTRUCTIONS TO BE ATTACHED]

EXHIBIT H

DATA TAPE FIELDS/CONTENTS OF MORTGAGE LOAN SCHEDULE

FIELD NAME
LOAN NUMBER
UNPAID PRIN BAL
ESCROW BALANCE
UNAPPLIED BALANCE (SUSPENSE) – If Applicable
HAZARD LOSS BALANCE – If applicable
CORPORATE ADVANCE BALANCE – If applicable
ORIGINAL LOAN AMOUNT
P&I PAYMENT
BORROWER 1 NAME
BORROWER 2 NAME
PROPERTY STREET
CITY
STATE
ZIP
PROPERTY TYPE
CURRENT RATE
ORIGINATION DATE
1ST PAYMENT DUE DATE
MATURITY DATE
NEXT PAYMENT DUE DATE
INTEREST PAID TO DATE
INTEREST CALCULATION METHOD
PMI POLICY NUMBER
APPRAISAL VALUE
APPRAISAL DATE
LIEN POSITION
NOTE TYPE
LOAN TERM MONTHS
BALLOON PAYMENTS (If applicable)
OCCUPANCY STATUS
BORROWER HOME TELEPHONE
BORROWER BUSINESS TELEPHONE
MAIL ADDRESS
MAIL CITY
MAIL STATE
MAIL ZIP
BWR 1 SOCIAL SEC
BWR 2 SOCIAL SEC
PREPAY PENALTY Y/N
LATE CHARGE DAYS
LATE CHARGE RATE
ESCROW (T&I) PAYMENT
FICO SCORE
1ST ADJUSTMENT PERIOD CAPS MAX
1ST ADJUSTMENT PERIOD CAPS MIN
REG CAPS MAX
REG CAPS MIN
1ST ADJUSTMENT PERIOD IN MONTHS
REG ADJ PERIOD IN MONTHS
ROUNDING BASIS
MARGIN
CEILING
FLOOR
NEXT CHG DATE
ROUNDING CODE
INDEX TYPE
LOOKBACK PERIOD IN DAYS
FLOOD Y/N
FLOOD_ZONE_NBR
MERS I.D.# OWNER NAME OR INVESTOR NUMBER

EXHIBIT I

SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE
The assessment of compliance to be delivered by the Servicer shall address, at a minimum, the criteria identified as below as “Applicable Servicing Criteria”:

SERVICING CRITERIA		APPLICABLE SERVICING CRITERIA
Reference	Criteria
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	X
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	X
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.
1122(d)(1)(iv)
A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.
X
1122(d)(1)(v)	Aggregation of information, as applicable, is mathematically accurate and the information conveyed accurately reflects the information	X
Cash Collection and Administration
1122(d)(2)(i)
Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.
X
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	X
1122(d)(2)(iii)
Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.
X
1122(d)(2)(iv)
The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.
X
1122(d)(2)(v)
Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.
X
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	X
1122(d)(2)(vii)
Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within thirty (30) calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.
X
Investor Remittances and Reporting
1122(d)(3)(i)
Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of mortgage loans serviced by Subservicer.
X
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	X
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to Subservicer’s investor records, or such other number of days specified in the transaction agreements.	X
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	X
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.	X
1122(d)(4)(ii)	Mortgage loan and related documents are safeguarded as required by the transaction agreements	X
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	X
1122(d)(4)(iv)
Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to Subservicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.
X
1122(d)(4)(v)	Subservicer’s records regarding the mortgage loans agree with Subservicer’s records with respect to an obligor’s unpaid principal balance.	X
1122(d)(4)(vi)
Changes with respect to the terms or status of an obligor’s mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.
X
1122(d)(4)(vii)
Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.
X
1122(d)(4)(viii)
Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).
X
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.	X
1122(d)(4)(x)
Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within thirty (30) calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xi)
Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by servicer at least thirty (30) calendar days prior to these dates, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xii)
Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.
X
1122(d)(4)(xiii)	Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by servicer, or such other number of days specified in the transaction agreements.	X
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	X
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.

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